Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MAGNITUDE PARENT HOLDINGS, LLC

MAGNITUDE ACQUISITION CORP.

and

MEDASSETS, INC.

Dated as of November 1, 2015

- i -

- ii -

- iii -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2015 (this “Agreement”), among Magnitude Parent Holdings, LLC, a Delaware limited liability company (“Parent”), Magnitude Acquisition Corp., a Delaware corporation and an indirect Wholly Owned Subsidiary of Parent (“Merger Sub”), and MedAssets, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will be merged with and into the Company under the Laws of Delaware (the “Merger”), with the Company surviving the Merger and becoming a Wholly Owned Subsidiary of Parent as a result of the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement Pamplona Capital Partners IV, L.P. (the “Guarantor”) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger and continue as a Delaware corporation (the “Surviving Corporation”) as a result of the Merger.

Section 1.2. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place on the date that is the later of (a) the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII and (b) the next Business Day following the final day of the Marketing Period or such earlier Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior written notice to the Company (which date set forth in such notice may be conditioned on the contemporaneous consummation of the Financing), unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”) in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the DGCL, or at such later time as is agreed by the parties hereto prior to the Closing Date and specified in the Certificate of Merger (the “Effective Time”).

Section 1.4. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided for in this Agreement and the DGCL. Under the DGCL, from and after the Effective Time: (a) the Merger of the Company and Merger Sub and their continuance as one company shall become effective; (b) the property of each of the Company and Merger Sub shall become the property of the Surviving Corporation; (c) the Surviving Corporation shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub; (d) any existing cause of action, claim or liability to prosecution shall be unaffected; (e) a civil, criminal or administrative action or proceeding pending by or against the Company or Merger Sub may be continued to be prosecuted by or against the Surviving Corporation; and (f) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Sub may be enforced by or against the Surviving Corporation.

Section 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub, and as so amended shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6. Directors; Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.7. Effect on Share Capital. Pursuant to the terms of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or shares referred to in Section 1.7(f)) shall be converted automatically into and shall thereafter represent the right to receive $31.35 in cash, without interest, and the Additional Per Share Consideration, if any (together, the “Merger Consideration”). For purposes of this Agreement, “Additional Per Share Consideration” means, if the Effective Time does not occur on or prior to January 30, 2016 (the “Trigger Date”) and the failure of the Effective Time to occur on or prior the Trigger Date was not caused by the failure of the Company to perform in all material respects its obligations under this Agreement, an amount (rounded down to the nearest penny) in cash equal to the product of (i) the number of days during the period commencing on, and including, the Trigger Date and ending on the day immediately preceding the Closing Date and (ii) $0.008589041 (for purposes of illustration, the Additional Per Share Consideration for a 30 day calendar month would equal $0.25).

(b) Cancellation of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares or shares referred to in Section 1.7(f)) shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration to be paid in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2, without interest.

(c) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has properly exercised and perfected its, his or her appraisal rights under Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.2, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate, at its expense, in negotiations and proceedings with respect to such demands for appraisal. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for a payment.

(e) Changes to Company Stock. If after the date hereof and prior to the Effective Time, the Company should split, subdivide, consolidate, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or pay any other such stock dividend in respect of the Company Common Stock, then any number or amount contained herein that is based upon the price of Company Common Stock or the number of shares of Company Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

(f) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries. As of the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and (ii) all shares of Company Common Stock that are owned by any direct or indirect Subsidiary of Parent (other than Merger Sub) or the Company shall be converted into and become validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation (except that the number of shares of Company Common Stock owned by any such Subsidiary may be adjusted following the Merger to maintain relative ownership percentages).

Section 1.8. Treatment of Equity Awards.

(a) Treatment of Company Options. Each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time that was granted pursuant to any of the Company Stock Plans, whether vested or unvested (each, a “Company Option”), shall, as of immediately prior to the Effective Time, become fully vested (to the extent not already vested) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Company Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option.

(b) Treatment of Company Restricted Share Awards. Each award of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any of the Company Stock Plans that is outstanding immediately prior to the Effective Time(each, a “Company Restricted Share Award”), shall be subject to this Section 1.8(b). Each Company Restricted Share Award subject only to time vesting conditions shall become fully vested immediately prior to the Effective Time. Each Company Restricted Share Award subject to performance vesting conditions for which the applicable performance period is not completed as of immediately prior to the Effective Time (each, a “Performance Share”) shall vest subject to the following rules: (1) each agreement, plan or arrangement covering Performance Shares that specifies the level of performance at which the Performance Shares shall be earned in the event of a change in control shall be applied and enforced; (2) with respect to Performance Shares for which no applicable agreement, plan or arrangement specifies the level of performance at which the Performance Shares shall be earned in the event of a change in control, the number of Performance Shares that vest immediately prior to the Effective Time shall be based on the target performance; and (3) each Performance Share that does not vest in accordance with clause (1) or clause (2) shall be cancelled and terminated without consideration immediately prior to the Effective Time. Each Company Restricted Share Award that vests in accordance with this Section 1.8(b) shall be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such vested Company Restricted Share Award and (ii) the Merger Consideration.

(c) Treatment of Company Restricted Share Units. Each award of a restricted stock unit granted pursuant to the Company Stock Plans that is outstanding immediately prior to the Effective Time (each, a “Company Restricted Share Unit”), shall be subject to this Section 1.8(c). Each Company Restricted Share Unit subject only to time vesting conditions shall become fully vested immediately prior to the Effective Time. Each Company Restricted Share Unit subject to performance vesting conditions for which the applicable performance period is not completed as of immediately prior to the Effective Time (each, a “Performance Unit”) shall vest subject to the following rules: (1) each agreement, plan or arrangement covering Performance Units that specifies the level of performance at which the Performance Units shall be earned in the event of a change in control shall be applied and enforced; (2) with respect to Performance Units for which no applicable agreement, plan or arrangement specifies the level of performance at which the Performance Units shall be earned in the event of a change in control, the number of Performance Units that vest immediately prior to the Effective Time shall be based on the target performance; and (3) each Performance Unit that does not vest in accordance with clause (1) or clause (2) shall be cancelled and terminated without consideration immediately prior to the Effective Time. Each Company Restricted Share Unit that vests in accordance with this Section 1.8(c) shall be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such vested Company Restricted Share Unit and (ii) the Merger Consideration.

(d) Treatment of Company SARs. Each award of a share appreciation right representing a right to acquire shares of Company Common Stock that is outstanding immediately prior to the Effective Time that was granted pursuant to any of the Company Stock Plans, whether vested or unvested (each, a “Company SAR”), shall be subject to this Section 1.8(d). Each Company SAR subject only to time vesting conditions shall become fully vested immediately prior to the Effective Time. Each Company SAR subject to performance vesting conditions for which the applicable performance period is not completed as of immediately prior to the Effective Time (each, a “Performance SAR”) shall vest subject to the following rules: (1) each agreement, plan or arrangement covering Performance SARs that specifies the level of performance at which the Performance SARs shall be earned in the event of a change in control shall be applied and enforced; (2) with respect to Performance SARs for which no applicable agreement, plan or arrangement specifies the level of performance at which the Performance SARs shall be earned in the event of a change in control, the number of Performance SARs that vest immediately prior to the Effective Time shall be based on the target performance; and (3) each Performance SAR that does not vest in accordance with clause (1) or clause (2) shall be cancelled and terminated without consideration immediately prior to the Effective Time. Each vested Company SAR shall be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the base price per vested Company SAR multiplied by (ii) the total number of Company SARs subject to such award.

(e) Treatment of ESPP.

(i) As soon as practicable following the date of this Agreement, the Board of Directors of the Company shall adopt resolutions and take all actions necessary to (A) cause the Company’s Employee Stock Purchase Plan (the “ESPP”) not to (1) commence an offering period to purchase Company Common Stock that would otherwise begin after the end of the offering period in effect as of the date hereof or (2) accept payroll deductions to be used to purchase Company Common Stock under the ESPP after the end of the offering period in effect as of the date hereof, (B) provide that (1) each individual participating in the offering period in effect as of the date hereof will not be permitted to increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when such offering period commenced and (2) no individual will be allowed to commence participation in the ESPP following the date of this Agreement and (C) cause the ESPP to terminate immediately after the purchases set forth in Section 1.8(e)(ii).

(ii) No later than five days prior to the Effective Time, in the case of any outstanding purchase rights under the ESPP, (A) the offering period (if any) under the ESPP shall end and each participant’s accumulated payroll deduction shall be used to purchase newly issued Company Common Stock in accordance with the terms of the ESPP and (B) such Company Common Stock shall be treated the same as all other Company Common Stock in accordance with Section 1.7 of this Agreement. The Company shall make any pro rata adjustments that may be necessary to reflect the shortened offering period.

(f) The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Options, Company Restricted Share Awards, Company Restricted Share Units, and Company SARs the cash amounts described in this Section 1.8 less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the vesting of the award or making of such payment, on the first payroll date following the Effective Time. To the extent that amounts are so withheld or deducted, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holders of Company Options, Company Restricted Share Awards, Company Restricted Share Units, and Company SARs in respect of which such deduction and withholding was made. For each Company Option or Company SAR, if the applicable exercise price per share of Company Common Stock or base price per Company SAR equals or exceeds the Merger Consideration, such Company Option or Company SAR, as applicable, shall be cancelled without payment of any consideration, and all rights with respect to such Company Option or Company SAR, as applicable, shall terminate as of the Effective Time.

(g) Prior to the Effective Time, the Company shall take all actions in its control necessary (including adopting any required resolutions and seeking any required holder consents) to (i) effectuate the provisions of this Section 1.8 and (ii) to provide that all Company Options, Company Restricted Share Awards, Company Restricted Share Units, Company SARs and Company Stock Plans shall terminate as of the Effective Time and shall no longer have any force or effect, and the provisions in any other Company Benefit Plan or contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be cancelled as of the Effective Time and shall no longer have any force or effect.

ARTICLE II.

EXCHANGE OF CERTIFICATES

Section 2.1. Exchange Fund. At or prior to the Effective Time, Parent shall deposit with a bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.7(a), immediately available funds equal to the aggregate Merger Consideration, and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration subject to and in accordance with the terms of Section 2.2 of this Agreement. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Such aggregate cash deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange

Agent as directed by Parent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.

Section 2.2. Exchange Procedures. As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Exchange Agent will send to each record holder of shares of Company Common Stock other than Dissenting Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in a reasonable and customary form) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate or Book-Entry Shares, upon surrender of a Certificate or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate and Book-Entry Share so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.7(a) or Section 1.8. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

Section 2.3. No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares.

Section 2.4. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable abandoned property, escheat, or other similar Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6. Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7. Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, Merger Sub and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Exchange Agent, Merger Sub or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver any deeds, bills of sale, assignments or assurances and to take and do any other actions and things in each case to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the Company SEC Reports filed or furnished on or prior to the date hereof (other than information that is contained solely in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Reports or other forward-looking statements in such Company SEC Reports to the extent such information is general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein) or (b) the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Corporate Organization. Each of the Company and its Significant Subsidiaries is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted. Copies of the Company Organizational Documents and the organizational documents of the Company’s Significant Subsidiaries, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

Section 3.2. Qualification to Do Business. Each of the Company and its Significant Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.3. No Conflict or Violation. The execution, delivery and, subject to the receipt of the Required Company Vote, performance by the Company of this Agreement do not and will not (i) violate or conflict with any provision of any Company Organizational Documents or any of the organizational documents of the Company’s Significant Subsidiaries, (ii) subject to the receipt of any consents set forth in Section 3.4, violate any provision of Law, or any order, judgment or decree of any Governmental Entity, (iii) subject to the receipt of any consents set forth on Schedule 3.4, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of any of the Company or its Significant Subsidiaries or (iv) except as set forth on Schedule 3.3, violate or result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of notice, consent, termination, amendment, acceleration or cancellation of, any Material Contract, except with respect to clauses (ii), (iii) and (iv), for any such violations, Liens, breaches, defaults or rights that would not individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except for: (i) the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, the Company or any of its Significant Subsidiaries is qualified to do business as set forth on Schedule 3.4; (ii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”); (iii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 3.4; (iv) compliance with the applicable provisions of the Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ Global Select Market; and (v) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

Section 3.5. Authorization and Validity of Agreement.

(a) The Company has the requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote, perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the Transactions have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the Required Company Vote, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of, and performance by the Company under, this Agreement or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors, (i) approved this Agreement and the Transactions, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company’s stockholders, (iii) directed that this Agreement be submitted to a vote of the holders of Company Common Stock for its adoption, (iv) resolved to recommend that the holders of Company Common Stock adopt this Agreement and approve the Transactions, including the Merger (the “Company Board Recommendation”), and (v) approved the amendment to the Company’s bylaws to include the provision set forth in Exhibit A attached hereto. Such resolutions are in full force and effect and have not subsequently been rescinded or withdrawn in any way.

Section 3.6. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock. As of October 28, 2015:

(i) 58,990,547 shares of Company Common Stock (other than shares of Company Common Stock underlying Company Restricted Share Awards set forth in clause (iii) below) and no shares of preferred stock are issued and outstanding;

(ii) 318,548 shares of Company Common Stock are underlying Company Options;

(iii) 296,766 shares of Company Common Stock are underlying Company Restricted Share Awards (assuming maximum performance of Performance Shares);

(iv) 2,584,394 shares of Company Common Stock are underlying Company Restricted Share Units (assuming maximum performance of Performance Units); and

(v) 1,015,076 shares of Company Common Stock are underlying Company SARs (assuming (i) maximum performance of Performance SARs and (ii) the Additional Per Share Consideration is not paid with respect to the Company Common Stock).

From October 28, 2015 through the date of this Agreement, the Company has not (A) issued any shares of Company Common Stock or shares of preferred stock, other than shares of Company Common Stock issued in connection with the exercise or settlement of Company Options, Restricted Share Awards, Restricted Share Units and Company SARs outstanding on or prior to the date of this Agreement or (B) granted any Company Options, Restricted Share Awards, Restricted Share Units or Company SARs.

(b) No shares of capital stock of the Company are held by any of the Company’s Subsidiaries. As of October 28, 2015, other than 4,373,079 shares of Company Common Stock reserved for issuance under the Company Stock Plans and the ESPP, the Company has no shares of Company Common Stock reserved for issuance. Except as set forth in Section 3.6(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company’s stockholders on any matter. The Company is not a party to any contract, agreement or arrangement with respect to the voting of, or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of the Company. The Company does not own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

(c) The issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive rights. Except as set forth above in Section 3.6(a), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or its Subsidiaries), that are convertible into or exercisable for a share of Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of shares of Company Common Stock. All Company Options and Company SARs have been granted having a per share exercise or base price at least equal to the fair market value of the underlying equity on the date of grant, and have not otherwise been subject to “modification” or “extension” within the meaning of Section 409A of the Code and associated Treasury Department guidance. All grants of Company Options, Company Restricted Share Awards, Company Restricted Share Units and Company SARs were validly issued and properly approved by the Board of Directors of the Company (or compensation committee or other designee thereof) in accordance in all material respects with the applicable Company Stock Plan and applicable Laws, including the applicable requirements of the NASDAQ. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company Stock Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

(d) Schedule 3.6(d) contains a correct and complete list, as of the October 28, 2015, of (A) outstanding Company Options, (B) outstanding Company Restricted Share Awards (identifying Company Restricted Share Awards as Performance Shares and identifying, as applicable, the number of shares of Company Common Stock underlying such Performance Shares assuming target and maximum performance), (C) outstanding Company Restricted Share Units (identifying Company Restricted Share Units as Performance Units and identifying, as applicable, the number of shares of Company Common Stock underlying such Performance Units assuming target and maximum performance) and (D) outstanding Company SARs (identifying Company SARs as Performance SARs and identifying, as applicable, the number of shares of Company Common Stock underlying such Performance SARs assuming target and maximum performance and that the Additional Per Share Consideration is not paid with respect to the Company Common Stock), including in each case, the name of the Company Stock Plan under which such award was granted, the name or employee ID of the holder, and with respect to Company Options and Company SARs, the exercise price or base price of such Company Options and Company SARs, respectively.

(e) As of September 30, 2015, there was no outstanding indebtedness for borrowed money of the Company or any Subsidiary of the Company, in excess of $5 million other than indebtedness in the principal amounts identified by instrument on Schedule 3.6(e).

(f) The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to Parent, the Merger or the other Transactions.

Section 3.7. Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries except as set forth on Schedule 3.7, which sets forth the name and jurisdiction of organization of each such Subsidiary.

(b) All of the outstanding shares of capital stock, or membership interests or other ownership interests of, the Company’s Subsidiaries, as applicable, are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights and are owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, its Subsidiaries, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Company’s Subsidiaries, as applicable, are the sole outstanding securities of such Subsidiary. Neither the Company nor any of its Subsidiaries has any obligation to acquire securities or equity interest of, or make an investment in (in the form of a loan, capital contribution or similar transaction), any Person. There are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of the Company’s Subsidiaries to issue or sell any shares of capital stock or other securities of such Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of such Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement with respect to the voting of, restrictions on the transfer of, or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of any such Subsidiary. No Subsidiary of the Company owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 3.8. Company SEC Reports.

(a) The Company has filed with or furnished to the SEC, on a timely basis, each report, definitive proxy statement and other documents (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act since December 31, 2013 (as such documents have since the time of their filing been amended or supplemented and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Reports”). As of their respective effective dates (in the case of registration statements), as of their respective dates of mailing (in the case of definitive proxy statements) and as of their respective filing dates (in the case of all other Company SEC Reports), after giving effect to any amendments or supplements thereto filed on or prior to the date hereof, the Company SEC Reports (i) complied in all material respects with the requirements of the Exchange Act, the

Securities Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is, or has been at any time since December 31, 2013, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act or is otherwise required to file any reports, proxy statements or other documents with the SEC.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or as permitted by Regulation S-X, and except with respect to unaudited statements as permitted by Form 10-Q or Form 8-K of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal and recurring year-end adjustments, which, individually or in the aggregate, were not and would not be reasonably expected to be material, and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c) The management of the Company has (i) implemented and maintains (x) disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (X) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (Y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since December 31, 2013.

(d) The Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to approve and adopt this Agreement and the Merger (the “Company Stockholders Meeting”) and any amendments or supplements thereto (the “Proxy Statement”), to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first distributed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first distributed to stockholders of the Company or at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9. Absence of Certain Changes or Events.

(a) Since June 30, 2015 through the date hereof, there has not been any Company Material Adverse Effect.

(b) Except as set forth on Schedule 3.9(b), and, except for discussions, negotiations, and transactions related to the Transactions and the Carve-Out Transaction, since June 30, 2015 through the date hereof, the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice and have not:

(i) incurred or guaranteed any indebtedness for borrowed money in excess of $5.0 million in the aggregate, other than between the Company or its Subsidiaries;

(ii) failed to pay or satisfy any obligation or liability or accounts payable in excess of $2.5 million, other than Permitted Liens and obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

(iii) sold, licensed or transferred any of its material assets or rights or canceled any material debts or claims or waived any material rights in excess of $2.5 million except for licenses of any material assets or rights in the ordinary course of business consistent with past practice;

(iv) other than (x) pursuant to the ESPP or any stock repurchase or buyback program disclosed in the Company SEC Reports or (y) in connection with the exercise or settlement of any Company Options, Company Restricted Share Awards or Company SARs, declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

(v) taken any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (iv), (vii), (viii) or (xi) of Section 5.1(a).

(vi) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.10. Tax Matters. Except as set forth on Schedule 3.10 or as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(a) (i) each of the Company and its Subsidiaries has each filed when due all Tax Returns required by applicable Law to be filed by it; (ii) all such Tax Returns are true, correct and complete; (iii) all Taxes that are due and payable (whether or not shown on such Tax Returns) have been duly and timely paid; and (iv) as of the date of the latest financial statements of the Company, any liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or that are being contested in good faith, has been provided for as a reserve on the financial statements of the Company in accordance with GAAP;

(b) there is no action, suit, proceeding, investigation or audit now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority; and no taxing authority has threatened in writing to commence any such action, suit, proceeding, investigation or audit;

(c) since January 1, 2010, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

(d) (i) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; and (iii) neither the Company nor or any of its Subsidiaries is a party to, has any obligation under or is bound by any agreement with a Person other than the Company or its Subsidiaries (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements) providing for the payment of or in respect of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(e) each of the Company and its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(f) within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(g) there is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax;

(h) neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company), or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor or by contract (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements);

(i) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) election under Section 108(i) of the Code (or any comparable provisions of state, local or foreign law), or (F) prepaid amount received or paid on or prior to the Closing Date;

(j) neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(k) the Company and its Subsidiaries have not entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to any Taxes affecting or relating to the Company and its Subsidiaries.

Section 3.11. Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (a) that were incurred after June 30, 2015 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company’s consolidated balance sheet for the fiscal quarter ended June 30, 2015 included in the Company Financial Statements in the Company SEC Reports on or prior to the date hereof, (c) that were incurred under this Agreement as a result of actions expressly required by this Agreement or in connection with the discussions and negotiations of the Transactions or (d) that do not have and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.12. Company Property.

(a) Neither the Company nor any of its Subsidiaries owns in fee any real property or interests in real property or has any option to purchase any material real property. Schedule 3.12(a) sets forth a true and complete list of all material real property leased, subleased or otherwise occupied by the Company and its Subsidiaries or used or held for use in the conduct of the business of the Company (each, a “Company Lease” and collectively, the “Company Leases”; the real property subject to the Company Leases, collectively, the “Company Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy, creditor’s rights or similar Laws, and subject to Permitted Liens, (ii) neither the Company nor any of its Subsidiaries is in material breach or material default under any of the Company Leases and (iii) no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Company Lease.

(b) To the Knowledge of the Company, all buildings, structures, fixtures, building systems and equipment, and all components that are part of the Company Property (i) are in material compliance with all applicable Laws and are in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects, and (ii) are reasonably adequate and reasonably suitable for the operation of the Company’s business except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no pending or written or oral threat of condemnation or similar action affecting any of the Company Property as of the date hereof.

Section 3.13. Intellectual Property.

(a) Except as set forth on Schedule 3.13(a) or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Significant Subsidiaries own all right, title and interest in and to, or have the valid and enforceable right to use, all Company Intellectual Property necessary to the operation of their businesses as presently conducted; (ii) to the Knowledge of the Company, no third party is infringing, misappropriating or violating any Company Owned Intellectual Property as of the date hereof; (iii) the Company and its Significant Subsidiaries are not infringing, misappropriating or violating any Intellectual Property right of any third party; and (iv) for the past three years, there has been no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters and invitations to take a patent license) against the Company or any of its Significant Subsidiaries: (x) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights, or (y) challenging the Company’s or any of its Significant Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property.

(b) Schedule 3.13(b) sets forth a true, correct and complete list of all (i) Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and (ii) domain names and social media account identifiers, in each case, constituting Company Owned Intellectual Property (the foregoing (i) and (ii), “Company Registered Intellectual Property”) and the owner of record, date of application, registration or issuance, and relevant jurisdiction as to each item listed for (i) above, and (iii) all material proprietary software owned by the Company and its Significant Subsidiaries, and all such items are solely owned by the Company and/or any of its Significant Subsidiaries, free and clear of all Liens other than Permitted Liens. Each Person (whether alone or together with others) who has created, invented or developed any material Intellectual Property owned by or intended to be proprietary to the Company or its Significant Subsidiaries has executed an agreement that assigns to the Company or its Significant Subsidiary all rights in and to such Intellectual Property.

(c) The Company and its Significant Subsidiaries have taken commercially reasonable measures to protect and preserve the confidentiality of their trade secrets and other material confidential information and to maintain the security, integrity and continuous operation of their material software and systems (and the data stored thereon), and, to the Knowledge of the Company, there have been no material breaches, violations, unauthorized accesses or outages of same within the past three years. The material, proprietary software and systems of the Company and its Significant Subsidiaries do not incorporate or interact with any “open source” or similar software in any manner that would require any of them to license, distribute or offer to make available their material proprietary source code as such software or systems are licensed, distributed or conveyed in the ordinary course of business consistent with past practice, and, except as set forth on Schedule 3.13(c), no source code for a material proprietary product has been placed into escrow or otherwise made accessible on a current or contingent basis to any third party.

Section 3.14. Licenses and Permits. The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity as of the date hereof (the “Company Licenses and Permits”) except where failure to so own or possess such Company Licenses and Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company Licenses and Permits are, in all material respects, valid and in full force and effect.

Section 3.15. Compliance with Law.

(a) Since January 1, 2013, the operations of the business of the Company and its Subsidiaries have been conducted in all material respects in accordance with all applicable Laws and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, rights, properties and operations. Since January 1, 2013, the Company and its Subsidiaries have operated the group purchasing organization in compliance with all applicable Health Care Laws in all material respects.

(b) Except as set forth on Schedule 3.15 or as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(i) the Company is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act or the Exchange Act, (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market and (iii) the Company and its Significant Subsidiaries’ internal and posted policies related to privacy and data security;

(ii) each of the Company, its Subsidiaries, and, to the Company’s Knowledge, and their officers, directors and employees has been at all times since January 1, 2013, in compliance with all Health Care Laws applicable to such Company or Subsidiary;

(iii) to the Knowledge of the Company, (x) none of the Company or any of its Subsidiaries is under investigation or review with respect to any violation of any Health Care Law applicable to the Company or any of its Subsidiaries and (y) since January 1, 2013, none of the Company or any of its Subsidiaries has been threatened to be charged with or identified as a target or subject in a criminal investigation or inquiry;

(iv) none of the Company or any of its Subsidiaries has been given notice of any potential criminal, civil or administrative violation of any Health Care Law applicable to such Company or Subsidiary;

(v) none of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any of their officers, directors or employees: (i) has been convicted of or charged with any violation of any Health Care Law related to any Governmental Program; (ii) has been convicted of, charged with, or investigated for any violation of a Health Care Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of a Health Care Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility;

(vi) the Company and its Subsidiaries have established and maintained a corporate compliance program which addresses the requirements of Health Care Laws and Governmental Programs;

(vii) since January 1, 2013, the Company and its Subsidiaries have timely filed all reports required to be filed prior to the date hereof with respect to the Governmental Programs, and all such reports are complete and accurate and have been prepared in compliance with all applicable Health Care Laws and contractual obligations; and

(viii) since January 1, 2013, none of the Company or any of its Subsidiaries has had a breach of unsecured protected health information or breach of personally identifiable information that would require notification to any individual and/or to any state and/or federal regulatory authority.

Section 3.16. Litigation. Except as set forth on Schedule 3.16, there are no claims, actions, suits, proceedings, or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, brought by or against any of the Company or its Subsidiaries or any of their officers or directors involving or relating to the Company or any of its Significant Subsidiaries, other than any such claim, action, suit, proceeding, or investigation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Entity outstanding, or to the Knowledge of the Company, threatened, against either the Company or any of its Significant Subsidiaries that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17. Contracts.

(a) Except for this Agreement, each Company Benefit Plan and the contracts filed as exhibits to the Company SEC Reports, Schedule 3.17(a) sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all contracts to which the Company or any of its Subsidiaries is a party or by which the Company, or any of its Subsidiaries or any of their respective properties, rights or assets is bound (other than Company Benefit Plans and Company Leases) that are currently in effect and:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relate to indebtedness having an outstanding amount in excess of $7.5 million individually or $15 million in the aggregate, other than any indebtedness between the Company and any of its Subsidiaries;

(iii) prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of the capital stock of the Company or any of its Subsidiaries or (C) the incurrence of indebtedness for borrowed money or guarantees by the Company or any of its Subsidiaries;

(iv) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(v) contains a commitment by the Company or any of its Subsidiaries to make any capital expenditure in excess of $1.5 million;

(vi) contains any covenant that (A) restricts in any material respect the ability of the Company or any of its Affiliates to engage in any line of business or to compete with any Person or operate at any location other than customary nonsolicitation covenants or (B) prohibits or restricts in any material respect the right of the Company or any of its Affiliates to make, sell, supply, market or distribute any products or services;

(vii) contains any covenant granting “most favored nation” or “exclusivity” status;

(viii) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of (A) any material assets or capital stock or other equity interests (x) for aggregate consideration under such contract (or series of related contracts) in excess of $7.5 million or (y) pursuant to which the Company or any of its Subsidiaries has continuing “earn-out”, indemnification or other similar contingent payment obligations or (B) rights in or to material Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business;

(ix) are contracts (or a series of related contracts, with a supplier or a group of a suppliers) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and any of its Subsidiaries or to the Company and any of its Subsidiaries, respectively, of $3.5 million or more, other than those that can be terminated by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(x) is a settlement or conciliation or similar agreement (A) with any Governmental Entity or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $2.5 million after the date of this Agreement or which imposes material obligations upon the Company or any of its Subsidiaries;

(xi) grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or any of its Subsidiaries; or

(xii) are contracts between the Company or any of its Subsidiaries, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company, on the other hand, other than employment, indemnification, stock option or similar contracts set forth on Schedule 3.18(a).

(b) Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries party thereto has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract in any material respect. Since December 31, 2014, neither the Company nor any of its Subsidiaries has received written notice of any material default under any Material Contract, and neither the Company nor any of its Subsidiaries has received any notice in writing, nor has the Company Knowledge of the intention of any Person, to terminate any Material Contract.

Section 3.18. Employee Benefit Plans; Employees.

(a) Schedule 3.18(a) lists all material Company Benefit Plans. With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent favorable determination letter from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code; and (v) a summary of material modification and other material written communications by the Company or any its Subsidiaries to any Service Provider concerning the extent of benefits provided under a Company Benefit Plan.

(b) Neither the Company nor any of its Subsidiaries has (i) now or at any time within the last six years contributed to (or had an obligation to contribute to), sponsored, participated in or maintained a Multiemployer Plan, a “multiple employer plan” (as defined in Section 4063 of ERISA) or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has any obligation or liability with respect to post-termination health or other welfare, accident or life insurance benefits, other than health continuation coverage pursuant to COBRA or health coverage up to 24 months post-termination pursuant to the severance provisions of an employment or similar agreement listed on Schedule 3.18(a). Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in compliance in all respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. No material liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Service Providers has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

(c) There is no material pending or, to the Company’s Knowledge, threatened proceedings or litigation relating to the Company Benefit Plans, other than routine claims for benefits.

(d) Except as set forth on Schedule 3.18(d) or as required pursuant to the terms of this Agreement or applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event (whether contingent or otherwise) (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Service Provider, (ii) limit or restrict the right to amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing Date or (iii) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Service Provider. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Service Provider for any Taxes incurred by such Service Provider, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(e) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Schedule 3.18(e), (i) the Company and each of its Subsidiaries are in compliance, in all respects, with all applicable Laws, agreements, and policies regarding employment and the termination thereof, labor and wage and hour matters, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar state or local “mass layoff” or “plant closing” Law) (the “WARN Act”) and the classification of employees as exempt or non-exempt from overtime pay requirements or as non-employee contractors or consultants; (ii) with respect to each employee of the Company or its Subsidiaries, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract with any labor organization or other representative of any of its employees, nor is any such contract or agreement presently being negotiated; (iv) there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, unfair labor practices charges or other labor disputes, pending or, to the Knowledge of the Company, threatened against or involving any of the employees of the Company or its Subsidiaries; (v) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and (vi) neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any mass layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has the Company or any of its Subsidiaries planned any such action or program for the future.

(f) The Company Subsidiaries identified on Schedule 3.18(f) do not sponsor or maintain any Company Benefit Plans (other than any Company Benefit Plan that is assigned or transferred to any such Subsidiary pursuant to Section 7.13).

Section 3.19. Insurance. Except as would not, individually or in the aggregate, be reasonably be expected to have a Company Material Adverse Effect, all surety bonds, fidelity bonds and all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, rights, properties and operations are in full force and effect and were in full force and effect during the periods of time such insurance policies were purported to be in effect and all premiums due and payable thereon have been paid. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default under any provisions of any such policy of insurance nor has the Company or its Subsidiaries taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such default nor has the Company or its Subsidiaries received notice of cancellation of or canceled any such insurance.

Section 3.20. Affiliate Transactions. Except as set forth in the Company SEC Reports filed on or prior to the date hereof or as set forth on Schedule 3.20, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Schedule 3.17(a).

Section 3.21. Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect: (a) since January 1, 2013, each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws relating to the protection of the environment or human health and safety (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law or relating to Hazardous Materials that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any written notice of or entered into any agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws or relating to Hazardous Materials and (d) to the Company’s Knowledge, there are and have been no Hazardous Materials present on any real property owned or leased by the Company or its Subsidiaries or any other location for which the Company may be liable in a manner or concentration that would reasonably be expected to result in any claim against, or liability to, the Company or its Subsidiaries under any Environmental Law. The Company has made available to Parent all reports of any environmental audits, site assessments, reviews or studies, or other similar documents (insofar as any such reports or documents contain material environmental information) that are dated or were prepared since January 1, 2013 or, to the Knowledge of the Company, prior thereto, to the extent such reports or documents are within the possession or control of the Company or any of its Subsidiaries.

Section 3.22. No Brokers. Except as set forth on Schedule 3.22, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company or its Subsidiaries in connection with this Agreement or the Transactions other than Goldman, Sachs & Co. and Deutsche Bank Securities Inc.

Section 3.23. State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other Transactions.

Section 3.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of each of Goldman, Sachs & Co. and Deutsche Bank Securities Inc., dated as of the date hereof, to the effect that, as of such date, and subject to the limitations, qualifications and assumptions set forth therein, the $31.35 per share to be paid to the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. Written copies of such opinions will be made available to Parent solely for informational purposes.

Section 3.25. Vote Required. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting, or any adjournment or postponement thereof, in each case at which a quorum is present in accordance with the by-laws of the Company, in favor of the adoption of this Agreement (the “Required Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s share capital necessary to approve and adopt this Agreement and the Transactions, including the Merger.

Section 3.26. Anti-Corruption Compliance.

(a) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any officer, director, agent, employee or other Person acting on behalf of any of the foregoing has taken any action that would cause any of the foregoing to be in violation of any provision of the United States Foreign Corrupt Practices Act (the “FCPA”) or the UK Bribery Act 2010.

(b) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any officer, director, agent, employee or other person acting on behalf of the foregoing has offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any officer, employee, agent, or any other Person acting in an official capacity for any Governmental Entity (each, a “Government Official”), or to any other Person under circumstances where the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any of their officers, directors, agents, employees, or Persons acting on behalf of any of the foregoing knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given to any Government Official, for the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case in order to assist the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any of their officers, directors, agents, employees, or Persons acting on behalf of any of the foregoing in obtaining or retaining business for or with, or directing business to, any Person.

(c) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any officer, director, agent, employee or other Person acting on behalf of any of the foregoing has made, offered, authorized, or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA, the UK Bribery Act 2010, or any other applicable anticorruption laws.

Section 3.27. Economic Sanctions Compliance.

(a) The Company and each of its Subsidiaries are and have been in material compliance with all applicable economic sanctions laws and regulations, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”).

(b) Except as set forth in Schedule 3.27, none of the Company or its Subsidiaries has engaged in any dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC, or (ii) any person in Cuba, Iran, Sudan, Syria, North Korea, or the Crimea region of Ukraine.

Section 3.28. Export Controls Compliance.

(a) The Company and each of its Subsidiaries has conducted its export transactions in material accordance with all applicable United States export and re-export control laws, economic sanctions laws, and all other applicable export control laws in other countries in which the Company and its Subsidiaries conduct business (collectively, “Export Control Laws”).

(b) No licenses or approvals pursuant to any Export Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent, Purchaser or the Surviving Corporation in connection with the consummation of the Transactions, except for any such licenses or approvals the failure of which to contain would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.29. Acknowledgement by the Company. Neither the Company nor any of its Subsidiaries is relying, and neither the Company nor any of its Subsidiaries has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in ARTICLE IV or as set forth in the Limited Guarantee or the Equity Commitment Letter. Such representations and warranties constitute the sole and exclusive representations and warranties of Parent and its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors in connection with the Merger and each of the Company and its Subsidiaries understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise set forth in the Parent Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Copies of the Parent Organizational Documents and the organizational documents of Merger Sub, with all amendments thereto to the date hereof, have been made available to the Company or its representatives, and such copies are accurate and complete as of the date hereof.

Section 4.2. No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or any of the organizational documents of Merger Sub, (ii) subject to the receipt of any consents set forth in Section 4.3, violate any provision of Law, or any order, judgment or decree of any Governmental Entity applicable to Parent or Merger Sub, (iii) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of Parent, Merger Sub or any of Parent’s other Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent licenses and permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject except in each case with respect to clauses (ii) and (iii), for any such violations, breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

Section 4.3. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or Merger Sub of their obligations hereunder, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business; (ii) the filing of a Notification and Report Form under the HSR Act and other filings under applicable antitrust, competition or similar Laws of other jurisdictions; (iii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 4.3 and (iv) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not be reasonably expected to have, a Parent Material Adverse Effect.

Section 4.4. Authorization and Validity of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Transactions have been duly authorized by the Board of Directors or similar governing body of each of Parent and Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement and the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.5. Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect Wholly Owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent or a Wholly Owned Subsidiary of Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of this Agreement and the consummation of the Merger and the other Transactions and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

Section 4.6. Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries or Affiliates in writing specifically for inclusion in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first distributed to the stockholders of the Company or at the time of the Company Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.7. No Brokers. Except as set forth on Schedule 4.7, the Company will not be liable for any brokerage, finder’s or other fee or commission to any consultant, broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.8. Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (a) an executed commitment letter (the “Equity Commitment Letter” from Pamplona Capital Partners IV, L.P. to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”) and (b) an executed commitment letter (the “Debt Commitment Letter”) from Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Macquarie Capital (USA) Inc., MIHI LLC and GCI Capital Markets LLC (each such financial institution and its Affiliates, together with any Person and its Affiliates that becomes a party to the Debt Commitment Letter and any joinder agreement related thereto after the date hereof, the “Financing Sources”), together with the Equity Commitment Letter, the “Commitment Letters”) to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein (the “Debt

Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, (A) neither the Equity Commitment Letter nor the Debt Commitment Letter has been amended or modified, (B) no such amendment or modification is contemplated (other than amendments or modifications that are not prohibited by Section 7.9(a)), and (C) the respective obligations and commitments contained in such letters have not been withdrawn or rescinded. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Commitment Letter and the Debt Commitment Letter that are due and payable on or prior to the date hereof. Assuming that the Financing contemplated by the Commitment Letters is fully funded, the net proceeds contemplated by the Commitment Letters will, in the aggregate (and when combined with the cash on hand at the Company and its Subsidiaries on the Closing Date), be sufficient for Merger Sub to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses. The Commitment Letters are in full force and effect as of the date hereof. As of the date of this Agreement to the Knowledge of the Parent, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to cause any of the conditions to the Financing not to be satisfied or the full amount of the Financing not to be funded. As of the date of this Agreement, assuming that each of the conditions set forth in Article VIII of the Agreement are satisfied at Closing, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. The Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. Except for a fee letter with respect to fees relating to the Debt Financing (a copy of which has been provided to the Company on or prior to the date hereof, redacted in a customary manner as to fees and market flex) (the “Fee Letter”), as of the date hereof there are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Commitment Letters and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing.

Section 4.9. Solvency. Assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, and after giving effect to the Merger, including the Financing (as some or all of such Financing may be amended or replaced in compliance herewith) and the payment of the aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article III and any certificate delivered hereunder and compliance in all material respects by the Company with the covenants and other agreements of the Company contained herein, (d) that the Company is Solvent immediately prior to the Effective Time before giving effect to the Transactions, (e) payments of all amounts required to be paid in connection with the consummation of the Merger, (f) payment of all related fees and expenses, (g) that any estimates, projections, forecasts, forward-looking information or business plans of the Company and its Subsidiaries that have been provided by the Company to Parent prior to the date hereof were prepared based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, and (h) that the indebtedness and other obligations under the Debt Financing incurred on the Closing Date will become due on their respective stated maturities, each of Parent and the Company and its Subsidiaries (on a consolidated basis) will be Solvent as of the Effective Time and immediately after the consummation of the Merger. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an “unreasonably small amount of capital” for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.10. Board Approval. The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent, and (ii) approved this Agreement and the Transactions, including the Merger.

Section 4.11. No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by applicable Law, the Parent Organizational Documents or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.

Section 4.12. Litigation. There are no claims, actions, suits, proceedings, or, to the Knowledge of Parent, investigations pending or, to the Knowledge of Parent, threatened, against Parent or Merger Sub before any Governmental Entity, except as would not reasonably be expected to have a Parent Material Adverse Effect. There is no material judgment, decree, injunction, rule or order of any Governmental Entity outstanding, or to the Knowledge of Parent, threatened, against either Parent or Merger Sub, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13. Ownership of Company Common Stock. Neither Parent nor, to Parent’s Knowledge, any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor, to Parent’s Knowledge, any of Parent’s Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

Section 4.14. Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors in connection with the Merger and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that except for the representations and warranties contained in ARTICLE III and except in the case of fraud, Parent and Merger Sub will have no claim against any of the Company and its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that, except for the representations and warranties contained in ARTICLE III, none of the Company and its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Section 4.15. Certain Arrangements. Except as set forth on Schedule 4.15, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub, the Guarantor or any of their Affiliates, on the one hand, and any member of the Company’s management or directors or the Carve-Out Buyer or any of its Affiliates, on the other hand, as of the date hereof that relate in any way to the Company or any of its Subsidiaries or the Merger or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 5.1. Conduct of Business Before the Closing Date.

(a) The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the

Effective Time (except as specifically contemplated by the terms of this Agreement or required by applicable Law), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed, or conditioned): (i) the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business; and (ii) the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries and keep available the services of its officers and employees. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement, required by applicable Law, or as set forth on Schedule 5.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) make any change in any of its organizational documents;

(ii) (A) issue, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any additional shares of capital stock (other than pursuant to the ESPP (subject to Section 1.8(e)) or upon the exercise or settlement of Company Options, Company Restricted Shares, Company Restricted Share Units or Company SARs outstanding on the date hereof in accordance with their terms in effect on the date hereof) or other equity securities, any option, warrant or right to acquire any capital stock or other equity securities, any security convertible into or exchangeable or exercisable for or evidence the right to subscribe such securities or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of its capital stock on a deferred basis or other rights linked to the value of any shares of its capital stock or (B) alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii) directly or indirectly make any sale, assignment, license, transfer, abandonment, lease, sublease, or subject to any Lien (other than Permitted Liens) or other conveyance (including by merger, consolidation, sale of stock or assets or similar transaction) of any material asset, right or property, including the Company Property (other than (A) sales, transfers, and dispositions of obsolete or worthless equipment; (B) extensions to any Company Lease; and (C) sales, leases, transfers or other dispositions in the ordinary course of business that do not exceed $5 million in the aggregate);

(iv) except for cash management activities performed in the ordinary course of business, directly or indirectly make any acquisition (including by merger, consolidation, purchase of stock or assets or similar transaction) of the capital stock or a material portion of the assets, rights or properties of any other Person, except (A) for inventory and equipment to be acquired in the ordinary course of business consistent with past practice and (B) pursuant to contracts in force on the date of this Agreement;

(v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests, securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to acquire any shares of its capital stock, or declare, authorize, set aside or pay any dividend or other distribution in respect of such shares or interests other than for the purchase, redemption or other acquisition of shares of Company Common Stock from current or former employees or directors of the Company pursuant to the terms of any employment agreement or Company Benefit Plan;

(vi) except as required by Company Benefit Plans, or as otherwise required by applicable Law, shall not, and shall not permit its Subsidiaries to, (A) except in the ordinary course of business consistent with past practice for employees of the Company or its Subsidiaries who have an annual base salary below $200,000 (“Non-Management Employees”), increase the compensation or other benefits payable or provided to any Service Provider, (B) enter into any employment, consulting, change of control, severance or retention agreement with any employee of the Company or its Subsidiaries (except for severance agreements or employment agreements terminable on no more than 60 days’ notice without penalty or expense, in each case, that are entered into with employees who are Non-Management Employees in the ordinary course of business consistent with past practice), (C) hire any employees other than Non-Management Employees, (D) take any action to fund or secure the payment of any amounts under any Company Benefit Plan, (E) loan or advance any money or other property to any Service Provider, other than routine advances for business expenses in the ordinary course of business, (F) grant any cash bonus or any cash incentive compensation outside the ordinary course of business consistent with past practices, (G) discretionarily accelerate the vesting or payment of any cash or equity award held by any former or current Service Provider, including any vesting or payment in connection with the Transactions, or (H) establish, adopt, enter into, amend or terminate any Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof) except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to the Company and its Subsidiaries;

(vii) shall not, and shall not permit its Subsidiaries to, authorize or enter into any agreement, contract, or commitment (or series of such similar transactions) for or make any capital expenditures in excess of $2.5 million, except for expenditures of the category and nature contemplated by, and in an aggregate amount not exceeding the excess of (A) the aggregate amount provided in the Company’s 2015 and 2016 financial model (which financial model is set forth on Schedule 5.1(a)(vii)) over (B) the amount that is equal to 5% of the aggregate amount provided in the Company’s 2015 and 2016 financial model (whether or not such capital expenditure is made during the 2015 or 2016 fiscal year);

(viii) make any loans, advances or capital contributions to, or investments in, any Person other than (A) the Company or any direct or indirect Wholly-Owned Subsidiary, (B) immaterial advances to employees in the ordinary course of business consistent with past practice or (C) in an amount not in excess of $2.5 million, in the aggregate, pursuant to, and in accordance with the terms of, contracts in effect as of the date hereof (other than to any employees of the Company or any of its Subsidiaries);

(ix) make any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP;

(x) (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to the Company or its Subsidiaries, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or (G) surrender any right to claim a refund of material Taxes;

(xi) (A) commence any litigation other than in the ordinary course of business consistent with past practice; (B) settle, release or forgive any claim requiring payments to be made by the Company or its Subsidiaries in excess of $2.5 million individually, or $5 million in the aggregate, other than intercompany claims, or (C) waive any right with respect to any material claim held by the Company or its Subsidiaries other than in the ordinary course of business, or (D) settle or resolve any claim against the Company or its Subsidiaries except for claims requiring payments to be made by the Company or its Subsidiaries not in excess of $2.5 million individually or $5 million in the aggregate;

(xii) incur or guarantee any indebtedness for borrowed money (other than from the Company or its Subsidiaries) except (A) for any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries; (B) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness; (C) for any guarantees by the Company of indebtedness of any of its Subsidiaries or guarantees by any of the Company’s Subsidiaries of indebtedness of the Company or any of its other Subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(a)(xii); and (D) with respect to any indebtedness not in accordance with clauses (A) through (C), for any indebtedness not to exceed $5 million in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (A) through (D) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, taken as a whole, or, following the Closing Date, the Parent and its Subsidiaries, taken as a whole, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any of its Subsidiaries is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(xiii) except for contracts that constitute Material Contracts under clauses (v), (ix) or (x) of Section 3.17(a) (which may be entered into, terminated, amended or modified in the ordinary course of business consistent with past practice), enter into, terminate or, in any material respect, amend or modify any Material Contract or contract that, if in effect on the date hereof, would have constituted Material Contract;

(xiv) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any of its Subsidiaries;

(xv) enter into any new line of business;

(xvi) recognize any union or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries, or enter into any collective bargaining agreement with any labor organization; or

(xvii) commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give notice upon having Knowledge of the existence of any event or circumstance that would be likely to cause any condition to the obligations of any party hereto to effect the Transactions not to be satisfied.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB

Section 6.1. Conduct of the Business Before the Closing Date. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date.

Section 6.2. Indemnification Continuation.

(a) For purposes of this Section 6.2, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of the Company or its Subsidiaries or (y) serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to the fullest extent permitted by applicable Law, to provide indemnification to each Indemnified Person to the same extent and under the same conditions and procedures as such Indemnified Person is entitled on the date hereof under the Company Organizational Documents (or the corresponding organizational documents of the Company’s Subsidiaries) and as provided in employment or indemnification agreements with such Indemnified Person as in effect on the date hereof (true and complete copies of which have been provided to Parent prior to the date hereof and are listed on Schedule 3.18(a)) in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or its Subsidiaries, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter pending, existing or occurring at or prior to the Effective Time. The Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Company Organizational Documents or the corresponding organizational documents of the Company’s Subsidiaries as in effect immediately prior to the Effective Time or in any indemnification contracts of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, in each case in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries.

(c) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Corporation may substitute therefor policies with reputable carriers of at least the same coverage containing terms, conditions and exclusions that are not less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.2(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 300% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person; provided, however, that in no event shall the Company expend on such “tail” policy more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided, further, that in the event, but for the immediately preceding proviso, the Company would be required to expend more than 300% of current annual premiums, the Company may obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. If such “tail” policy has been established by the Company, Parent shall not terminate such policy and shall cause all obligations thereunder to be honored by it and the Surviving Corporation.

(d) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable requirements under Law, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company and its Subsidiaries against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company and its Subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable requirements under Law, advance reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.2(d) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.2(d).

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Surviving Corporation or, at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.2.

(f) The provisions of this Section 6.2 shall survive the consummation of the Merger for a period of six years and are (i) expressly intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.3. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give notice upon having Knowledge of the existence of any event or circumstance that would be likely to cause any condition to the obligations of any party hereto to effect the Transactions not to be satisfied.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1. Preparation of Proxy Statement; Company Stockholders Meeting.

(a) As promptly as practicable, the Company shall prepare and cause to be filed with the SEC the Proxy Statement, and Parent shall furnish all information concerning itself and Merger Sub and their respective officers, directors, Affiliates and agents that is required to be included in the Proxy Statement as reasonably requested by the Company. The Proxy Statement shall include the Company Board Recommendation, except to the extent the Board of Directors of the Company shall have effected a Change in Recommendation to the extent such action is permitted by Section 7.4. The Company shall cause the Proxy Statement to be distributed to the Company’s stockholders as promptly as practicable after the date the SEC confirms that it has no further comments on the Proxy Statement.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company, on the one hand, and Parent, on the other hand, shall, and Parent shall cause its Affiliates to, provide the other(s) with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Transactions. The Company shall (i) cause the Proxy Statement to comply as to form with the requirements of the Exchange Act applicable thereto and (ii) use reasonable best efforts to respond, with the assistance of, and after consultation with, Parent, as provided by this Section 7.1(b), as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Prior to the filing or distribution of the Proxy Statement (or any amendment or supplement thereto) or responding to any SEC comments on the Proxy Statement, each of the Company, on the one hand, and Parent and its Affiliates, on the other hand, shall (A) provide each other with a reasonable opportunity to review and comment on the Proxy Statement and all amendments or supplements to the foregoing documents and (B) consider in good faith such comments reasonably proposed by the Company, on the one hand, or Parent and its Affiliates, on the other hand, as applicable.

(c) The Company shall, as soon as reasonably practicable following the date the SEC confirms that it has no further comments on the Proxy Statement, take all action necessary to call, give notice of, and hold, the Company Stockholders Meeting for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will, subject to Section 7.4(b) and Section 7.4(c), use its reasonable best efforts to obtain the Required Company Vote (including using its reasonable best efforts to solicit proxies from the Company’s stockholders). The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. The information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement (including by incorporation by reference), shall not, on the date(s) the Proxy Statement is filed with the SEC, on the date(s) the Proxy Statement is first distributed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company in its sole discretion may adjourn or postpone the Company Stockholders Meeting (A) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) with the consent of Parent, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. The Company agrees that, unless this Agreement has been terminated in accordance with Section 9.1, its obligations pursuant to this Section 7.1 shall not be affected by the making of any Change in Recommendation by the Board of Directors of the Company or the occurrence of a Company Intervening Event except as expressly set forth in this Section 7.1.

(d) Parent agrees to cause all shares of Company Common Stock owned by Parent or any Subsidiary or Affiliate of Parent, if any, to be voted in favor of the adoption of the Agreement at the Company Stockholders Meeting.

Section 7.2. Access to Information. During the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Laws, upon reasonable advance written notice, the Company shall afford to Parent and Parent’s representatives and Financing Sources reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its representatives shall conduct any such activities at its expense and in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a contract or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information; provided, however, that the parties hereto shall attempt in good faith to make such alternative arrangements as may be reasonably necessary so that the restrictions in the immediately preceding proviso would not apply. Each party hereto will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated as of September 14, 2015 (the “Confidentiality Agreement”), between the Company and Pamplona Capital Management LLC, together with that certain addendum to the Confidentiality Agreement dated as of October 12, 2015.

Section 7.3. Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall the Company, Parent or any their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party (other than, with respect to Parent and Merger Sub, any filing fees, to any Governmental Entity) for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all required notification and report forms under the HSR Act with respect to the Merger and the other Transactions, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (y) making all such filings and timely obtaining all such consents, permits, authorizations or approvals as promptly as practicable, (iii) use their reasonable best efforts to supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law (other than with respect to any stockholder litigation or claim related to this Agreement, the Merger or the other Transactions) with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates’ or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing (any such action, a “Remedial Action”); provided that neither Parent, the Company nor any of their respective Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Parent, the Company or any of their respective Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on Parent, the Company or any of their respective Subsidiaries only in the event that the Closing occurs. Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action with respect to the Carve-Out Transaction or any other arrangement with respect to the Carve-Out Buyer or any of its Affiliates (individually or in conjunction with the Carve-Out Buyer or any of its Affiliates) that would be reasonably likely to prevent or materially delay the Closing.

(c) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 7.3, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such Transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Parent and its operations; provided that Parent shall contemporaneously provide summaries to the Company’s counsel of the information redacted pursuant to this subclause (y). Each of the Company, Parent and Merger Sub agrees not to participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited or required otherwise by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and, subject to Section 7.3(b), shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger and the other Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.3 in all material respects.

Section 7.4. No Solicitation; Acquisition Proposals.

(a) Except as otherwise provided in this Agreement, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, none of the Company or its Subsidiaries shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or advisors (such individuals, the “Representatives”) to: (i) solicit, initiate or knowingly encourage or facilitate, or cooperate with respect to, the preparation or submission of inquiries, proposals or offers from any Person (other than Parent) that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions, communications or negotiations in connection with any Acquisition Proposal or furnish to any Person any non-public information with respect to its or any of its Subsidiaries’ business, properties or assets in connection with any Acquisition Proposal. From and after the date of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, (A) immediately cease and terminate, any and all existing activities, discussions, communications or negotiations with any parties (other than Parent, Merger Sub or any of any of their respective Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary and (C) not terminate, waive, amend, release or modify any provision of any standstill agreement (including any standstill provision contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party, unless, solely, with respect to this clause (C), the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all confidential information, documents and materials relating to an Acquisition Proposal or to the Company, its

Subsidiaries or its businesses, operations or affairs heretofore furnished by or on behalf of the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and terminate any “data room” or similar access of such Persons and their Representatives. For purposes of this Section 7.4, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiaries of Parent and, with respect to Parent, the Company.

“Acquisition Proposal” means (i) any inquiry, offer or proposal for a merger, reorganization, recapitalization, consolidation, tender offer, share exchange, business combination or other similar transaction involving the Company or its Subsidiaries that would result in any Person beneficially owning 20% or more of the voting power of the Company or (ii) any inquiry, proposal or offer to acquire, license or lease, directly or indirectly (including by merger, reorganization, consolidation, share exchange, sale of shares of capital stock, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), (A) securities representing more than 20% of the voting power of the Company (including any options, rights or warrants to purchase, or securities convertible into, exchangeable or exercisable for, shares of any capital stock of the Company) or (B) more than 20% of the consolidated assets of the Company (as determined on a book-value basis) or any assets of the Company or any of its Subsidiaries to which, individually or in the aggregate, 20% or more of the Company’s consolidated revenue or earnings for the most recently completed fiscal year of the Company are attributable, in each of the foregoing cases, other than the Merger contemplated by this Agreement.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may (i) take and disclose to the Company’s stockholders a position contemplated by Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to any Acquisition Proposal (provided, that any such action or disclosure shall be deemed to be a Change in Recommendation, unless the Board of Directors of the Company reaffirms the Company Board Recommendation in connection with such action or disclosure), (ii) make the disclosure contemplated by Rule 14d-9(f) promulgated under the Exchange Act and (iii) make any disclosure if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, and (ii) prior to the time the Required Company Vote is obtained and if at any time following the date of this Agreement the Company, its Subsidiaries or any of their respective Representatives receive a bona fide written Acquisition Proposal that did not result from a breach of Section 7.4(a) (A) engage in or enter into or otherwise participate in discussions and negotiations regarding such Acquisition Proposal with the Person (and its representatives, advisors and intermediaries) that makes such Acquisition Proposal, and (B) furnish to such Person non-public information relating to the Company or its Subsidiaries and provide access to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, contracts and records, in each case, in response to a request therefor, pursuant to a confidentiality agreement with such Person (a copy of which shall be provided to Parent) containing terms that are not less favorable to the Company than those contained in the Confidentiality Agreement (except that (1) it shall not be required to prohibit the making of an Acquisition Proposal and (2) such confidentiality agreement may include terms that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement substantially concurrently with the execution of such confidentiality agreement to include such terms for the benefit of Pamplona Capital Management LLC) and to the extent nonpublic information that has not been made available to Parent is made available to such Person, furnish such nonpublic information to Parent prior to or substantially concurrently with the time it is provided to such Person; provided that the Company, its Subsidiaries and their respective Representatives shall be permitted to take an action described in the foregoing clause (ii) if, and only if, prior to taking such particular action, the Board of Directors of the Company has determined in good faith (x) after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and (y) after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal.

“Superior Proposal” means any bona fide written Acquisition Proposal made following the date hereof (on its most recently amended or modified terms, if amended or modified) that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisors and after taking into account the terms, conditions, risks and the legal, financial, regulatory and other aspects of such proposal (including closing conditions, the likelihood and contemplated timing of closing or financing requirements) and the Person making such proposal) would if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than this Agreement and the Merger; provided, that the reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.” Reference to “this Agreement” and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are proposed in writing by Parent pursuant to Section 7.4(c).

(c) Except as permitted by this Section 7.4(c), the Board of Directors of the Company will not (i) withhold, withdraw or modify, or propose to withhold, withdraw or modify, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve, recommend, endorse or otherwise declare advisable, or publicly propose to approve, recommend, endorse or otherwise declare advisable, an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) fail to publicly recommend against any Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such Acquisition Proposal by the Company’s stockholders, which shall constitute a failure to recommend against such Acquisition Proposal), or to publicly re-affirm the Company Board Recommendation, in each case, within ten Business Days following an Acquisition Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Stockholders Meeting, as it may be adjourned or postponed in accordance with this Agreement) (any of the actions described in the foregoing clauses (i), (ii), (iii) and (iv), a “Change in Recommendation”) or (v) approve, recommend, declare advisable or enter into any definitive acquisition agreement, merger agreement, joint venture agreement, partnership agreement, letter of intent, memorandum of understanding, agreement in principle, term sheet or other similar agreement relating to an Acquisition Proposal (such agreement, an

“Alternative Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to the receipt of the Required Company Vote, the Board of Directors of the Company may (x) effect a Change in Recommendation (A) in response to a Company Intervening Event, or (B) following receipt of a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 7.4(a) that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case of clauses (A) and (B) if, and only if, prior to effecting such Change in Recommendation, (xx) the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and (yy) the Company complies with Section 7.4(d) or (y) following receipt of a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 7.4(a) and that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, is a Superior Proposal, cause or permit the Company to terminate this Agreement pursuant to Section 9.1(f) for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Definitive Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, (xx) prior to such termination, the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, (yy) prior to such termination, the Company complies with Section 7.4(d), and (zz) concurrently with such termination, (1) the Company is entering into such Alternative Acquisition Definitive Agreement with respect to such Superior Proposal and (2) the Company pays the Company Termination Fee.

(d) Prior to the Company taking any of the actions (i) under clause (x)(A) in the second sentence of Section 7.4(c), (A) the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent it intends to effect a Change in Recommendation in response to a Company Intervening Event and specifying, in reasonable detail, the reasons therefor, (B) during such three (3) Business Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend the terms and conditions of this Agreement in a manner that obviates the need to effect a Change in Recommendation and (C) following the end of such three (3) Business Day period, the Board of Directors of the Company, after taking into account any modifications to the terms and conditions of this Agreement and the Merger offered by Parent, shall re-determine in good faith after consultation with its financial advisors and outside counsel that (x) such Intervening Event continues to necessitate a Change in Recommendation, even if the modifications offered by Parent were to be given effect and (y) failure to effect such Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, or (ii) under clause (x)(B) or clause (y) in the second sentence or Section 7.4(c), (A) the Company shall provide Parent with three (3) Business Days’ prior written notice (it being understood and agreed that any amendment to the amount or form of consideration payable in connection with the applicable Acquisition Proposal, or any amendment to the financial or any other material terms of the applicable Acquisition Proposal, shall require a new notice and an additional two (2) Business

Day period) advising Parent that the Board of Directors of the Company intends to take such action, and if applicable, specifying the material terms and conditions of, and attaching a complete copy of, the Acquisition Proposal, (B) the Company shall, during such three (3) Business Day period (or subsequent two (2) Business Day period), negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (C) following the end of such three (3) Business period (or subsequent two (2) Business Day period), the Board of Directors of the Company, after taking into account any modifications to the terms and conditions of this Agreement and the Merger offered by Parent, shall re-determine in good faith after consultation with its financial advisors and outside counsel that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) failure to effect such Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law.

(e) The Company shall promptly (but in any event within 24 hours) after receipt or occurrence of any Acquisition Proposal or the determination of the existence of a Company Intervening Event, as applicable (i) notify Parent of such Acquisition Proposal or Company Intervening Event, as applicable, and (ii) communicate the material terms and conditions of any such Acquisition Proposal (including, if applicable, providing copies of any written inquiries, requests, proposals or offers and any proposed agreements relating thereto, which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal) or the Company Intervening Event, as applicable, to Parent and (iii) notify Parent of any request for non-public information or to engage in negotiations or discussions that could reasonably be expected to lead to or that contemplate an Acquisition Proposal and communicate the materials terms and conditions of such request. The Company shall keep Parent reasonably apprised of the status of any Acquisition Proposal or Company Intervening Event, as applicable, and any developments, discussions and negotiations regarding the financial and any other material terms of the Acquisition Proposal or request (including by providing copies of all drafts of proposed agreements relating thereto which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal).

Section 7.5. Stockholder Litigation. Each of the Company and Parent shall keep the other party hereto informed of, and consult and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other Transactions. No settlement of any such stockholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall notify the other promptly (and in any event within 24 hours) of the commencement of any such stockholder litigation of which it has received written notice.

Section 7.6. Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions. Notwithstanding the foregoing: (a) each of the foregoing parties may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by requirements under Law, and (c) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Change in Recommendation, Acquisition Proposal or Superior Proposal.

Section 7.7. Section 16 Matters. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8. Employee Matters.

(a) During the period beginning on the Effective Time and ending on the first (1st) anniversary of the Effective Time or, if shorter, during the period of employment for an employee of the Surviving Corporation or its Subsidiaries following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation or its Subsidiaries to provide, employees who continue to be employed by the Surviving Corporation or its Subsidiaries (collectively, the “Continuing Employees”) with (i) a base salary or hourly wage rate and annual cash incentive compensation opportunities (excluding equity or equity-based compensation) that, in each case, are no less favorable than those as were provided to such Continuing Employees immediately prior to the Effective Time and (ii) to the Continuing Employees, collectively, employee benefits (excluding equity or equity-based compensation) that, in the aggregate, are substantially similar to the employee benefits (excluding equity or equity-based compensation) provided to such Continuing Employees immediately prior to the Effective Time. Any other provision of this Agreement to the contrary notwithstanding, Parent shall provide, or shall cause the Surviving Corporation or one of its Subsidiaries to provide, to each Continuing Employee who is terminated by the Surviving Corporation or one of its Subsidiaries without cause during the twelve (12) month period following the Effective Time, severance benefits no less than the severance benefits provided pursuant to the severance guidelines set forth on Schedule 7.8(a).

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, the Company Benefit Plans set forth on Schedule 3.18(a) as in effect immediately before the Effective Time; provided, however, that (x) nothing herein shall prevent the Surviving Corporation from amending or terminating any such Company Benefit in accordance with its terms and (y) nothing contained in this Section 7.8(b) is intended to confer upon any employee any right to continued receipt of any specific employee benefit for any specific period of time nor require the Surviving Corporation or any of its Subsidiaries to continue any Company Benefit Plan for any specific period of time after the Effective Date.

(c) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to, grant all Continuing Employees credit for any service with the Company or its Subsidiaries earned prior to the Effective Time for eligibility and vesting and benefit accrual (but not for benefit accruals or benefit levels under any defined benefit pension plan, nonqualified retirement plan, retiree welfare plan or long-term executive incentive plan) purposes in each case under any benefit or compensation plan, program, agreement or arrangement in which the Continuing Employees commence to participate on or after the Effective Time (collectively, the “New Plans”), except as would result in a duplication of benefits. In addition, Parent shall (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Benefit Plan as of the date on which commencement of participation in such New Plan begins, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such New Plan in the year of initial participation.

(d) If the Effective Time occurs prior to the date on which the Company pays annual bonuses for the performance year ended December 31, 2015, then Parent shall cause the Surviving Corporation to pay a bonus to each employee of the Company or its Subsidiaries who satisfies the eligibility criteria to receive such a bonus for the year ended December 31, 2015 (the “2015 Bonus”) as promptly as practicable following the Effective Time or, if later, as promptly as practicable following December 31, 2015, and in any event no later than March 15, 2016. The amount of any such 2015 Bonus shall be calculated in good faith in the ordinary course of business, consistent with past practice, based on the actual performance of the Company and the employee through December 31, 2015.

(e) Nothing contained in this Section 7.8, express or implied, is intended to confer upon any employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Benefit Plan or other benefit or compensation plan, program, agreement or arrangement. Further, this Section 7.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.8, express or implied, is intended to create or confer upon any other Person (including, for the avoidance of doubt, any Service Provider) any rights, benefits, liabilities, obligations or remedies of any nature whatsoever under or by reason of this Section 7.8.

Section 7.9. Financing/Financing Assistance.

(a) Parent and Merger Sub acknowledge and agree that, other than the obligations expressly set forth in this Section 7.9, the Company and the Company Related Parties have no responsibility for any financing that Parent and Merger Sub may raise in connection with the Transactions. Each of Parent, Merger Sub and the Company acknowledges and agrees that Parent’s and Merger Sub’s obligation to consummate the Transactions is not subject to a financing condition under Article VIII or otherwise.

(b) (i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the terms of the so-called “market flex” provisions contained in the Fee Letter described in the Commitment Letters or on such other terms that are no less favorable to Parent and Merger Sub than the terms and conditions contained in the Debt Commitment Letter (including the terms of the so-called “market flex” provisions contained in the Fee Letter), and shall not permit any amendment or modification (it being agreed that any Alternative Financing shall not be deemed an amendment, modification or waiver) to be made to, or any waiver of any provision under, the Commitment Letters if such amendment, modification or waiver (A) reduces the aggregate amount of the Financing or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letters, in each case in a manner that would reasonably be expected to (x) taking into account the timing of the Marketing Period, delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Commitment Letters, in each of clauses (x) and (y) in any material respect (provided that Parent and Merger Sub may amend the Debt Financing Letters to add additional lenders, arrangers, book runners and agents that have not executed the Debt Commitment Letter as of the date hereof or in accordance with any “market flex” provisions of the Debt Financing Letters). Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 7.9, references to “Financing” shall include the financing contemplated by the Debt Financing Letters as permitted to be amended, modified or replaced by this Section 7.9.

(ii) Each of Parent and Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Commitment Letters, (B) to negotiate and enter into definitive agreements with respect to the Commitment Letters on the terms and conditions (including the terms of the so-called “market flex” provisions contained in the Fee Letter) contained in the Commitment Letters or on such other terms that are no less favorable to Parent and Merger Sub than the terms and conditions contained in the Debt Commitment Letter (including the terms of the so-called “market flex” provisions contained in the Fee Letter), (C) to satisfy on a timely basis (taking into account the timing of the Marketing Period) all conditions to funding that are applicable to, and within the control of, Parent and Merger Sub in the Debt Financing Letters and such definitive agreements thereto (other than any condition where the failure to be so satisfied is a result of the Company’s failure to comply with this Section 7.9) and (taking into account the timing of the Marketing Period) to consummate the Financing at or prior to the Closing, including if the conditions set forth in the Debt Financing Letters have been satisfied, using its reasonable best efforts to cause the lenders and the other persons committing to fund the Financing to fund the Financing at the Closing, (D) to enforce its rights under the Commitment Letters and (E) to comply with its obligations under the Commitment Letters. Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide upon reasonable written request, to the Company copies of executed material agreements for the

Debt Financing. Without limiting the generality of the foregoing, if it could reasonably be expected to adversely affect the timely availability of the Financings (taking into account the timing of the Marketing Period) or the aggregate amount of the Financing to be funded at Closing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any (1) actual or threatened breach, default, early termination or repudiation by any party to any of the Commitment Letters or definitive agreements related to the Financing of any provisions of the Commitment Letters or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Commitment Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations with respect to the terms of the Financing), and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the conditions or from the sources contemplated by any of the Commitment Letters. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause “(x),” “(y)” or “(z)” of the immediately preceding sentence. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent will use its reasonable best efforts to obtain, as promptly as reasonably practicable following the occurrence of such event, alternative financing (in an amount sufficient to consummate the Transactions and to pay related fees and expenses due and payable as of the Closing Date) from the same or other sources and on terms and conditions (including the terms of any so-called “market flex” provisions) not materially less favorable to Parent than the terms and conditions in the Debt Financing Letter (including the terms of any so-called “market flex” provisions contained in any Fee Letter) (the “Alternative Financing”). Notwithstanding anything herein to the contrary, in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require Parent or Merger Sub to, and Parent and Merger Sub shall not be required to, (i) pay any fees or include an additional discount in excess of those contemplated by the Debt Financing Letters, or (ii) agree to any term that is outside of, or less favorable than, any economic provision (including those applicable to interest rate, margins, discounts, premiums, additional amortization or shorter or longer tenor) that those included in the Debt Financing Letters (including any term included in any so-called “market flex” provisions therein). For the purposes of this Agreement, (1) the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing arranged in compliance herewith or any amendment, modification or supplement to any Debt Commitment Letter made in compliance with this Section 7.9, (2) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any alternative debt Financing arranged in compliance with this Section 7.9(b)(ii) and any amendment, modification or supplement to any Fee Letter made in compliance with this Section 7.9, (3) the term “Financing Source” shall be deemed to include any lenders providing the Alternative Financing arranged in compliance herewith.

(c) Prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which shall include:

(i) furnishing Parent and Merger Sub and their Financing Sources (A) as promptly as reasonably practicable following Parent’s request, with the Required Information and such pertinent and customary information, to the extent such pertinent and customary information is reasonably available to the Company, regarding the Company and its Subsidiaries and any supplements thereto, as may be reasonably requested by Parent in connection with the consummation of the Debt Financing and (B) in the event that the Effective Time occurs after March 16, 2016, audited consolidated financial statements of the Company for the fiscal year ended December 31, 2015 no later than ninety (90) days following the end of such fiscal year;

(ii) using reasonable best efforts to cause senior management and other Representatives of the Company and its Subsidiaries participate in a reasonable number of meetings (including any customary one-on-one meetings), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, including direct contact between senior management and other Representatives of the Company and its Subsidiaries on the one hand and the actual and prospective Financing Sources and potential lenders and investors in the Debt Financing on the other hand;

(iii) reasonably assisting with the preparation of materials for rating agency presentations, bank information memoranda (including the delivery of customary authorization and representation letters as required by the Debt Commitment Letter), related lender presentations and similar documents required in connection with the Debt Financing and reasonably assisting Parent with the preparation of any pro forma financial information required by the Debt Commitment Letter (so long as the Company shall have been furnished information relating to the proposed aggregate amount of debt and equity financing, together with assumed indicative interest rates and assumed fees and expenses related to the incurrence of such debt or equity financing, and assumed cost savings, synergies and similar adjustments (in each case, if any) for the Transactions); provided that any rating agency presentations, bank information memoranda, lender presentation and similar documents required in connection with the Debt Financing shall contain disclosure reflecting that, after giving effect to the Merger, the Surviving Corporation and/or its Subsidiaries will be the obligors in respect of such Debt Financing;

(iv) using reasonable best efforts to assist Parent in connection with the preparation of definitive financing documents (including pledge and security agreements and including by providing any information necessary for the preparation and completion of any schedules to any such definitive financing agreements) as reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing; provided that such documents will not take effect with respect to the Company and/or its Subsidiaries until the Effective Time;

(v) provide Parent all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case no later than four (4) Business Days prior to the Closing Date;

(vi) obtain a certificate of the chief financial officer of the Company in the form attached to the Debt Commitment Letter with respect to solvency matters;

(vii) deliver notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to the extent, and in the manner, contemplated by Section 7.10, and give any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required by the Debt Commitment Letters to be terminated; and

(viii) taking all corporate actions and providing and executing customary closing documents, in each case and subject to the occurrence of the Closing, reasonably requested by Parent; provided that the foregoing shall not require the Board of Directors of the Company to approve the Debt Financing or any matters related thereto.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including attorneys’ and accountants’ costs and expenses) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.9 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 7.9 and any information used in connection therewith (except with respect to any information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith), and the Limited Guarantee shall guarantee the reimbursement and indemnification obligations of Parent pursuant to this paragraph of this Section 7.9.

(e) Notwithstanding anything to the contrary contained in this Section 7.9, (i) except with respect to any rating agency engagement letters and authorization and representation letters, none of the Company, its Subsidiaries or any of their respective directors or officers shall be obligated to adopt or approve resolutions or execute consents to approve or authorize the execution of the Debt Financing that are to become effective prior to the Effective Time, (ii) no obligation of the Company or its Subsidiaries under any agreement, certificate, document or instrument (other than rating agency engagement letters and the authorization and representation letters referred to above) shall be effective until the Effective Time (and nothing contained in this Section 7.9 or otherwise shall require the Company or its Subsidiaries, prior to the Effective Time, to be an obligor with respect to the Debt Financing) and (iii) none of the Company or its Subsidiaries or representatives shall be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the Debt Financing prior to the Effective Time unless subject to reimbursement or indemnity.

(f) Nothing in this Section 7.9 shall require such cooperation by the Company to the extent it would (i) cause any covenant of this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Parent), (ii) require the Company or its Subsidiaries to take any action that will conflict with or violate the Company Organizational Documents or any requirements under applicable Law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Material Contract to which the Company or its Subsidiaries is a party (in each case prior to the Effective Time) or (iii) result in any officer or director of the Company or its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing.

Section 7.10. Treatment of Existing Indebtedness.

(a) At least two (2) Business Days prior to the Closing Date, the Company shall cause the agent under the Company Credit Agreement to deliver to Parent a copy of an executed payoff letter (the “Payoff Letter”) (subject to delivery of funds as arranged by Parent) with respect to the Credit Agreement, in customary form, which Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such Payoff Letter, the Credit Agreement and all related loan documents shall be terminated, and (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations shall be, released and terminated upon the payment of the Payoff Amount on the Closing Date. The Surviving Corporation shall repay any outstanding amount of indebtedness of the Company and its Subsidiaries pursuant to the Credit Agreement by wire transfer of immediately available funds as provided for in the Payoff Letter.

(b) The Company shall comply with Section 11.01 of the Indenture, dated as of November 16, 2010, among the Company, the guarantors named on the signature pages thereto and Wells Fargo Bank, National Association, as Trustee (as amended and supplemented from time to time, the “2018 Indenture”), governing the Company’s 8% Senior Notes due 2018 (the “2018 Notes”) at the Effective Time in connection with the Discharge (as described below), and in connection therewith the Company shall (i) simultaneously with the Effective Time issue, mail or cause to be mailed a notice of optional redemption for all of the outstanding aggregate principal amount of the 2018 Notes (together with all accrued and unpaid interest and applicable premium related to the 2018 Notes) to occur 30 days after the Closing Date pursuant to the applicable redemption provisions of the 2018 Indenture, and (ii) simultaneously with the Effective Time, take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the 2018 Notes pursuant to the satisfaction and discharge provisions of the 2018 Indenture and related provisions of the Indenture; provided that prior to or simultaneously with the Company’s being required to take any of the actions described in clauses (i) and (ii) above, Parent shall have, or shall have caused to be, deposited with the trustee under the 2018 Indenture in a timely manner sufficient funds to effect such redemption and satisfaction and discharge in accordance with the terms and conditions of the 2018 Indenture, such funds to be held in trust by the trustee and applied to the payment of the 2018 Notes as required by the satisfaction and discharge provisions of the 2018 Indenture. The redemption and satisfaction and discharge of the 2018 Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the 2018 Notes. Subject to the foregoing two (2) sentences, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with any such Discharge, including providing any officer’s certificates as may be reasonably requested in connection with such Discharge. In connection with the foregoing and subject to the Parent’s satisfaction of its obligation in the proviso to the first sentence of this Section 7.10(b), the Company will cause its counsel to provide any legal opinions required by the 2018 Indenture in connection with such Discharge.

Section 7.11. WARN Act Compliance. The Company shall provide to Parent at the Closing a complete and accurate list of all “employment losses” at the Company or any of its Subsidiaries, as that term is defined in the WARN Act, which occurred in the 90 calendar days preceding the Closing, which list shows the name, date of separation, reason for separation, and facility or operating unit of each employee of the Company or any of its Subsidiaries who suffered such an employment loss in such period (the “WARN List”). The Company (or applicable Subsidiary of the Company) shall give all necessary WARN Act notices with respect to employment losses that occur prior to the Closing Date with respect to any employees employed by the Company or any of its Subsidiaries.

Section 7.12. Stock Exchange De-Listing. Each of the Company and Parent shall take such actions reasonably required to cause the Company Common Stock to be de-listed from The Nasdaq Stock Market LLC and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.13. Carve-Out Cooperation. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms (provided, in all cases, that the following actions shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), the Company shall, and the Company shall cause its Subsidiaries and its and its Subsidiaries’ directors, officers, employees and accountants to: (A) provide reasonable assistance with the preparation of (including, if requested by Parent, engaging KPMG LLP to audit the Carve-Out Financials), (i) the Carve-Out Financials and (ii) such other financial information regarding the Company and its Subsidiaries (after giving effect to the RCM Spinoff) and any supplements thereto as may be reasonably requested by Carve-Out Buyer in connection with Carve-Out Buyer’s debt financing necessary for Carve-Out Buyer to consummate the Carve-Out Transaction (the “Carve-Out Debt Financing”) and otherwise providing the cooperation of the type described in Section 7.9(c) (other than clause (ii) thereof) mutatis mutandis with respect to the Carve-Out Debt Financing; (B) transfer or cause to be transferred any of the Company’s and its Subsidiaries’ capital stock, partnership interests or limited liability company interests, assets, rights, properties and employees to one or more other wholly owned Subsidiaries of the Company on terms designated by Parent; (C) transfer and assign, or cause to be transferred and assigned, the Company’s and its Subsidiaries’ contracts, leases, licenses, agreements, arrangements and other business relationships with the Company’s and its Subsidiaries’ customers, suppliers, vendors and other persons, and any permits, approvals, or authorizations of any Governmental Entity, to one or more other wholly-owned Subsidiaries of the Company on terms designated by Parent; and (D) cooperate with Parent and Carve-Out Buyer to plan and arrange for such transition and support services on the terms designated by Parent as are necessary for Parent and its Subsidiaries to operate the RCM Business and for Carve-Out Buyer to operate the Carve-Out Business during a specified transition period following the consummation of the Carve-Out Transaction; provided, that (i) none of the Carve-Out Transaction or actions contemplated by clauses (B) or (C) in this Section 7.13 shall be completed prior to the Effective Time; (ii) Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including attorneys’ and accountants’ costs and expenses) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.13 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any action contemplated by this Section 7.13 and any information used in connection therewith (except with respect to any information provided in writing by the Company or its Subsidiaries specifically for use in connection with the Carve-Out Debt Financing); (iii) Parent shall require Carve-Out Buyer to provide employees of the Carve-Out Business with protections that are substantially similar to the protections applicable to Continuing Employees pursuant to Section 7.8; (iv) the provisions of Section 7.9(e) and Section 7.9(f) shall apply mutatis mutandis with respect to the Company’s and its Subsidiaries’ cooperation in connection with the Carve-Out Debt Financing; and (v) the actions contemplated by this Section 7.13 (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent and Merger Sub under this Agreement, including payment of the Merger Consideration and any such actions or transactions shall be contingent upon the occurrence of the Effective Time and none of the Company or its Subsidiaries or representatives shall be required to pay or incur any liability, fee, expense (including fees and expenses in connection with the preparation of any financial statements), penalty or other consideration to any Person prior to the Effective Time in respect thereto unless the Company and its Subsidiaries are reimbursed or indemnified therefor. None of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by, or required by Parent or Carve-Out Buyer pursuant to, this Section 7.13. Each of Parent, Merger

Sub and the Company acknowledges and agrees that Parent’s and Merger Sub’s obligation to consummate the Transactions is not subject to the consummation of the Carve-Out Transaction or the Carve-Out Debt Financing under ARTICLE VIII or otherwise.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

(b) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other Transactions under the HSR Act shall have been terminated or shall have expired.

Section 8.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.5 (Authorization and Validity of Agreement), Section 3.6 (Capitalization) (other than Section 3.6(a)), Section 3.20 (Affiliate Transactions) and Section 3.23 (State Takeover Statutes) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), (ii) the representations and warranties of the Company contained in Section 3.6(a) shall be true and correct in all respects except for such inaccuracies that would not, individually or in the aggregate, cause the aggregate amount of costs, expenses or liabilities of Parent or its Affiliates under this Agreement to increase by $5,000,000 or more, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), (iii) the representations and warranties of the Company contained in Section 3.22 (No Broker) shall be true and correct in all respects except for such inaccuracies that would not, individually or in the aggregate, result in any obligation of the Company or any of its Subsidiaries in excess of $5,000,000, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), (iv) the representation and warranties of the Company contained in Section 3.9(a) (Absence of Certain Changes or Events) and Section 3.25 (Vote Required) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date) and (v) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “material”, “materiality” or “Company Material Adverse Effect” or similar limitation set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (v), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material”, “materiality” or “Company Material Adverse Effect” or similar limitation set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(b) No Company Material Adverse Effect. Since the date hereof, there has not been any Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants (other than those contained in Section 7.13) required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

Section 8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE IX.

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as provided below, whether before or after the Required Company Vote:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before May 2, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has contributed to the failure of the Effective Time to occur on or before the Termination Date, and such action or failure to perform constitutes a breach of this Agreement in any material respect (for the avoidance of doubt, Parent’s or Merger Sub’s failure to close the Transactions due to the unavailability of the Debt Financing shall be deemed to be a breach of their obligations for purposes of this Section 9.1(b));

(c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any provision of this Agreement in any material respect results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(d) By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournments or postponements thereof) at which the Merger is voted upon;

(e) By Parent prior to the Company Stockholders Meeting, if (i) there shall have been a Change in Recommendation or the Board of Directors of the Company shall have approved or recommended a Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing) or (ii) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement, in each case, whether or not permitted by Section 7.4;

(f) By the Company, pursuant to clause (y) of the second sentence of Section 7.4(c) prior to obtaining the Required Company Vote, subject to the Company’s compliance in all material respects with Section 7.4, provided, that the termination of this Agreement by the Company pursuant to this Section 9.1(f) shall not be effective unless and until the Company has paid, or has caused to be paid, the Company Termination Fee pursuant to Section 9.2(a)(iii) to Parent or its designee;

(g) By the Company if there shall have been a breach on the part of Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement (other than any breach of Section 4.8 or Section 7.9) such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement (other than an intentional breach of Parent’s obligations under Article I), if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in either Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied;

(h) By Parent if there shall have been a breach on the part of the Company of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied; or

(i) By the Company if (i) all the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing; provided, that such conditions would be capable of being satisfied at the Closing) on the date the Closing should have occurred pursuant to Section 1.2, (ii) the Company has irrevocably confirmed to Parent in writing that all the conditions set forth in Sections 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing; provided, that such conditions would be capable of being satisfied at the Closing) and that the Company is prepared to take such actions within its control to cause the Closing to occur and (iii) Parent and Merger Sub do not complete the Merger by the third Business Day after the time set forth in Section 1.2 and the Company was prepared to take such actions within its control to cause the Closing to occur on the date the Closing should have occurred pursuant to Section 1.2 and on each Business Day of such three Business Day period.

Section 9.2. Termination Fee.

(a) In the event that:

(i) (A) after the date of this Agreement, (x) any Acquisition Proposal has been received by the Company, any of its Subsidiaries or any of their respective Representatives which has become known to the public, or (y) any Person shall have publicly proposed or publicly disclosed any Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal (and, in each case, in the case of a termination pursuant to Section  9.1(d), such Acquisition Proposal shall not have been publicly withdrawn without qualification at least ten (10) days before the Company Stockholders Meeting), (B) this Agreement is terminated (x) by Parent or the Company pursuant to Section 9.1(b) (provided that (I) the Company Stockholders Meeting shall not have occurred at or prior to the time of such termination and (II) there has been no injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction which prevented the Company Stockholders Meeting from having occurred at or prior to the Termination Date), or (y) by Parent or the Company pursuant to Section 9.1(d), or (z) by Parent pursuant to Section 9.1(h) due to a material breach by the Company of any covenant set forth in Article VII hereof and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into a definitive agreement providing for any Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal”) (a “Qualifying Transaction”) or any Qualifying Transaction shall have been consummated;

(ii) Parent shall terminate this Agreement pursuant to Section 9.1(e); or

(iii) the Company shall terminate this Agreement pursuant to Section 9.1(f);

then, the Company shall pay the Company Termination Fee (as defined below) to Parent or its designee by wire transfer of same day funds, (1) in the case of Section 9.2(a)(i), within two Business Days after the earlier of entering into a definitive agreement providing for such Qualifying Transaction and consummating such Qualifying Transaction, (2) in the case of Section 9.2(a)(ii), within two Business Days after such termination and (3) in the case of Section 9.2(a)(iii), concurrently with such termination; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $58,606,000 (less any Parent Expenses previously paid by the Company pursuant to Section 9.3). In the event that Parent or its designee shall receive full payment pursuant to this Section 9.2(a), together with reimbursement of any applicable expenses and interest pursuant to Section 9.2(c) and Section 9.3, the receipt of the Company Termination Fee and reimbursement of any applicable expenses and interest pursuant to Section 9.2(c) and Section 9.3 shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions and the Carve-Out Transaction (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions and the Carve-Out Transaction or any matters forming the basis for such termination, and none of the Company or any of its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement (and the termination hereof), the Transactions and the Carve-Out Transaction (and the abandonment thereof) or any matter forming the basis for such termination.

(b) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 9.1(g);

(ii) the Company shall terminate this Agreement pursuant to Section 9.1(i);

(iii) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 9.1(g) or Section 9.1(i); and

(iv) the Company shall terminate this Agreement pursuant to Section 9.1(b) if, at the time of such termination all the conditions set forth in Section 8.1 (other than (A) Section 8.1(b) due to a statute, rule, regulation, executive order, decree or ruling, order, injunction or other order making the Merger illegal or otherwise prohibiting the consummation of the Merger under any antitrust Law, and (B) Section 8.1(c)) and Section 8.2) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing; provided, that such conditions would be capable of being satisfied assuming the Closing was the date of termination);

then Parent shall pay a termination fee of $117,213,000 in cash (the “Parent Termination Fee”) to the Company or its designee by wire transfer of same day funds within two Business Days after such termination, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that Company or its designee shall receive full payment pursuant to this Section 9.2(b), together with reimbursement of applicable expenses or interest pursuant to Section 9.2(c), the receipt of the Parent Termination Fee and reimbursement of any applicable expenses and interest pursuant to Section 9.2(c) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any Company Related Party in connection with this Agreement, the Debt Financing Letters, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any of the Company Related Parties shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub, any Financing Sources or other financing sources of Parent or any other Parent Related Party of any of the foregoing arising out of or in connection with this Agreement, the Debt Financing Letters, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination, and none of Parent, Merger Sub, any Financing Sources or other financing sources of Parent or any other Parent Related Party of any of the foregoing shall have any further liability or obligation relating to or arising out of this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination.

(c) Each of the parties hereto acknowledge that the agreements contained in this Section 9.2 and Section 9.3 are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.2 or Section 9.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action that results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 9.2 or Section 9.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. If either party fails to timely pay an amount due pursuant to this Section 9.2 or Section 9.3, as applicable, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

(d) Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub fails to effect the Closing when required by Section 1.2 for any reason or for no reason or otherwise breaches (whether willfully, intentionally, unintentionally or otherwise) this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (A) unless this Agreement is terminated pursuant to Section 9.1, the Company’s right to seek a decree or order of specific performance or an injunction or injunctions or other equitable relief if and solely to the extent permitted by Section 10.4(c) or (B) the Company’s right to terminate this Agreement pursuant to Section 9.1(g), Section 9.1(i) or Section 9.1(b) (if, at the time of or prior to such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 9.1(g) or Section 9.1(i)) or under the circumstances specified in Section 9.2(b)(iv) and to receive payment of the applicable Parent Termination Fee from Parent pursuant to Section 9.2(b) in respect thereof and the reimbursement obligations of Parent under Section 9.2(c) hereof, in each case, shall be the sole and exclusive remedy of the Company and the Company Related Parties against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agent or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) or Financing Source Related Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith (including the Limited Guarantee, the Equity Commitment Letter and the Debt Financing Letters) or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and none of the Parent Related Parties or Financing Source Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that Parent shall also be obligated with respect to the reimbursement obligations set forth in Section 7.9 and Section 7.13), the Limited Guarantee, the Equity Commitment Letter or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement but subject to Section 10.4(c), Parent’s right to receive payment from the Company of the Company

Termination Fee pursuant to Section 9.2(a) and the Parent Expenses pursuant to Section 9.3 shall be the sole and exclusive remedy of the Parent Related Parties and the Financing Source Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach (other than for willful or intentional breach of this Agreement or fraud) or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Transactions or the Carve-Out Transaction (except that the Company shall also be obligated with respect to Section 9.2(c)). Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will the Company be entitled to, and in no event shall the Company seek to recover, monetary damages from any Parent Related Party (other than Parent) or Financing Source Related Party and in no event shall such amount recovered from Parent be in excess of the amount equal to the Parent Termination Fee (and any costs and expenses and interest pursuant to Section 7.9, Section 7.13 and Section 9.2(c)).

Section 9.3. Parent Expenses. Notwithstanding anything to the contrary in this Agreement and in addition to any Company Termination Fee that may become payable hereunder, if this Agreement is terminated by Parent pursuant to Section 9.1(h), then the Company shall pay to Parent (or its designee(s)) all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors, and consultants to Parent, Merger Sub or their respective Affiliates) incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement and the Transactions up to a maximum amount of $12.5 million (the “Parent Expenses”) by wire transfer of immediately available funds within two Business Days of such termination to an account designated by Parent.

Section 9.4. Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub, the Financing Sources, any other financing sources of Parent or their respective Subsidiaries or Affiliates under this Agreement. Notwithstanding the foregoing: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the Parent Termination Fee or the Parent Expenses, if, as and when required pursuant to Section 9.2 and Section 9.3; (ii) subject to the limitations set forth in Section 9.2 (including Section 9.2(d)) no such termination shall relieve any party for liability for such party’s willful or intentional breach of this Agreement or for fraud; and (iii) (A) the Confidentiality Agreement, (B) the Parent’s reimbursement and indemnification obligations pursuant to Section 7.9 and Section 7.13 and (C) the provisions of Section 7.9, Section 7.13, Section 9.2, Section 9.3, this Section 9.4, and Article X will survive the termination of this Agreement.

Section 9.5. Amendment. This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made that by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Provided that, notwithstanding anything to the contrary contained herein, Section 9.2(d), this proviso to Section 9.5, the last sentence in Section 10.4(a), Section 10.4(b) and Section 10.9, may not be modified, waived or terminated in a manner that is materially adverse to the interests of the Financing Sources without the prior written consent of the adversely impacted Financing Sources.

Section 9.6. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2. Disclosure Schedules.

(a) The inclusion of any information in the Disclosure Schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

(b) The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.

(c) Any item set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make reasonably apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

Section 10.3. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Merger Sub may assign its rights and obligations under this Agreement to another direct Wholly Owned Subsidiary of Parent without the consent of the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.4. Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each of the parties to this Agreement agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or any of their respective Financing Source Related Parties in any way relating to this Agreement or any of the Transactions, in any forum other than a New York state or Federal court sitting in the borough of Manhattan, City of New York, New York.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF, OR RELATING TO, THE DEBT FINANCING LETTERS OR THE FINANCING OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(b).

(c) Specific Performance.

(i) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, unless this Agreement has been terminated in accordance with Section 9.1 and subject to Section 10.4(c)(iii), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party acknowledges and agrees that, subject to Section 9.2(d) and Section 10.4(c)(iii) (x) unless this Agreement has been terminated in accordance with Section 9.1, each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (y) the availability of any monetary remedy (1) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (z) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Each party further agrees that (A) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (B) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.4(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(iii) Notwithstanding anything herein to the contrary, it is explicitly agreed that the Company shall only be entitled to specific performance to cause Parent and Merger Sub to effect the Closing in accordance with Article I and II, if and only if (A) all conditions in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the

Closing (provided such conditions would be capable of being satisfied as of the Closing Date) at the time when the Closing would be required to have occurred pursuant to Section 1.2, (B) the Debt Financing (or Alternative Financing in accordance with Section 7.9) has been funded or, if the Equity Financing is funded on the date the Closing is required to have occurred pursuant to Section 1.2, will be funded on the date the Closing is required to have occurred pursuant to Section 1.2 on the terms set forth in the Debt Financing Letters or the definitive agreements in respect of the Debt Financing, and (C) the Company has irrevocably confirmed in writing to Parent that (x) all conditions to the Company’s obligation to consummate the Closing set forth in Section 8.3 have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing (provided such conditions would be satisfied or waived by the Company as of such date)) and (y) if specific performance is granted and the Financing is funded, then the Closing will occur; provided that under no circumstances shall the Company be permitted or entitled to receive both a grant of (1) specific performance of the consummation of the Merger and the other Transactions and (2) the payment of the Parent Termination Fee.

Section 10.5. Expenses. All fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, shall be the obligation of the respective party incurring such fees and expenses, except (a) as provided in Section 7.9, (b) as provided in Section 7.13, (c) as provided in Section 9.2 and (d) as provided in Section 9.3.

Section 10.6. Severability; Construction.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect. Upon such declaration by any court or other judicial or administrative body that any part of this Agreement is null, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. Notwithstanding the foregoing, the parties hereto intend that the provisions of Article IX and Section 10.4(c), including the remedies and limitations thereon (including Section 9.2(d)) be construed as an integral provision of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder or under the Debt Financing Letters or the Limited Guarantee.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(c) All references to “$” or USD herein shall be references to U.S. Dollars. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

Section 10.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

MedAssets, Inc.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

Attn:  Jonathan H. Glenn

Copy to (such copy not to constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:   Steven J. Gartner

           Morgan D. Elwyn

If to Parent or Merger Sub:

Magnitude Parent Holdings, LLC

c/o Pamplona Capital Management LLC

375 Park Avenue, 23rd Floor

New York, New York 10152

Attn:  Jeremy Gelber

and

Magnitude Acquisition Corp.

c/o Pamplona Capital Management LLC

375 Park Avenue, 23rd Floor

New York, New York 10152

Attn:  Jeremy Gelber

Copy to (such copy not to constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York NY 10017

Attn:  Peter Martelli

Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above.

Section 10.8. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the Transactions and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to the Transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.9. Parties in Interest. Except for (i) the rights of the holders of Company Common Stock, Company Options, Company Restricted Share Awards, Company Restricted Share Units and Company SARs to receive the Merger Consideration and other payments pursuant to Section 1.8 (following the Effective Time) in accordance with the terms of this Agreement (of which such holders are the intended beneficiaries following the Effective Time), (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), (iii) the rights of the Financing Sources and their respective Financing Source Related Parties in Section 9.2(b), Section 9.2(d), the proviso to Section 9.5, the last sentence of Section 10.4(a), Section 10.4(b) and this Section 10.9 hereof (of which the Financing Sources and their respective Financing Source Related Parties are intended beneficiaries and shall be entitled to enforce) and (iv) the rights of the Parent Related Parties in Section 9.2(d) and Section 10.12 (of which the Parent Related Parties and their respective successors and assigns are intended beneficiaries and shall be entitled to enforce), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third person any right of subrogation or action over or against the Company or Parent.

Section 10.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.12. Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and, in accordance with and subject to the terms and conditions of the Limited Guarantee, the Guarantor, and no Parent Related Party (other than the Guarantor in accordance with and subject to the terms and conditions of the Limited Guarantee) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to, and cause its Affiliates and its and its Affiliates’ Representatives not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than from the Guarantor in accordance with and subject to the terms and conditions set forth in the Limited Guarantee).

Section 10.13. Definitions. As used in this Agreement:

“2015 Bonus” shall have the meaning set forth in Section 7.8(d).

“2018 Indenture” shall have the meaning set forth in Section 7.10(b).

“2018 Notes” shall have the meaning set forth in Section 7.10(b).

“Acquisition Proposal” shall have the meaning set forth in Section 7.4(a).

“Additional Per Share Consideration” shall have the meaning set forth in Section 1.7(a).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 7.4(c).

“Alternative Definitive Acquisition Agreement” shall have the meaning set forth in Section 7.4(c).

“Alternative Financing” shall have the meaning set forth in Section 7.9(b)(ii).

“Board of Directors” shall mean the Board of Directors of any specified Person.

“Book-Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book-entry.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Carve-Out Business” means the Company’s and its Subsidiaries’ businesses as now conducted (other than the Company’s and its Subsidiaries’ Revenue Cycle Management business as that business is described in the Company SEC Reports (the “RCM Business”)).

“Carve-Out Buyer” means VHA-UHC Alliance Holdco, LLC.

“Carve-Out Debt Financing” shall have the meaning set forth in Section 7.13.

“Carve-Out Financials” means (i) audited consolidated balance sheets of the Company (or the predecessor thereto) (after giving effect to the transfer of the Company’s Subsidiaries that operate the Company’s, and will, following the Effective Time, operate the Surviving Corporation’s, RCM Business such that they are no longer Subsidiaries of the Company (the “RCM Spinoff”)) as at the end of, and related audited consolidated statements of operations and cash flows of the Company (or the predecessor thereto) (after giving effect to the RCM Spinoff) for, the fiscal years required pursuant to Rule 3-05(b) of Regulation S-X for an acquired business (determined using the conditions specified in the definition of significant subsidiary in §210.1-02(w)) and each subsequent fiscal year of the Company (after giving effect to the RCM Spinoff) subsequent to December 31, 2014 and ended at least 120 days prior to the Closing Date, and (ii) unaudited consolidated balance sheet of the Company (after giving effect to the RCM Spinoff) as at the end of, and related unaudited consolidated statements of operations and cash flows of the Company (after giving effect to the RCM Spinoff) for the nine-month interim period ended September 30, 2015 and the comparable nine-month interim period ended September 30, 2014, and for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company (after giving effect to the RCM Spinoff) subsequent to December 31, 2015 and ended at least 60 days prior to the Closing Date (in the case of this clause (ii), without footnote disclosure.

“Carve-Out Transaction” means the sale and transfer of the Carve-Out Business to Carve-Out Buyer.

“Certificate” shall have the meaning set forth in Section 1.7(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change in Recommendation” shall have the meaning set forth in Section 7.4(c).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” shall have the meaning set forth in Section 2.7.

“Commitment Letters” shall have the meaning set forth in Section 4.8.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Benefit Plan” shall mean (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, program, policy, agreement or arrangement or (iii) any other compensation, retention, change in control, termination, collective bargaining, insurance, employee assistance, disability or sick leave, employment, severance, deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, policy, program, agreement or arrangement, in each case, that is sponsored, maintained, participated in or contributed to (or for which there is an obligation to contribute to) by the Company or any of its Subsidiaries for the benefit of any Service Provider, or with respect to which the Company or any of its Subsidiaries has, or could reasonably be expected to have, any direct or indirect liability or obligation.

“Company Board Recommendation” shall have the meaning set forth in Section 3.5(b).

“Company Common Stock” shall mean each share of common stock, $0.01 par value, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company on the date hereof.

“Company Financial Statements” shall mean each of the financial statements (including, in each case, any notes thereto) of the Company contained in or incorporated by reference into the Company SEC Reports.

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries.

“Company Intervening Event” shall mean an event, fact, circumstance, development or occurrence that materially improves the business, assets, operations or prospects of the Company or any of its Subsidiaries that is unknown to or by the Board of Directors of the Company as of the date of this Agreement, or, if known, the magnitude or material consequences of which were not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors of the Company prior to obtaining the Required Company Vote; provided, however, that none of the following will constitute a Company Intervening Event: (i) any change in the market price or trading volume of the Company’s stock (it being understood that the facts giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is a Company Intervening Event) and (ii) the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof.

“Company Leases” shall have the meaning set forth in Section 3.12(a).

“Company Licenses and Permits” shall have the meaning set forth in Section 3.14.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or is reasonably likely to become, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts occurring after the date hereof and arising out of or attributable to (i) general economic, business, financial or market conditions in any country or region in which the Company or any of its Subsidiaries conducts business, (ii) any change in the general conditions in any of the industries in which the Company and its Subsidiaries operate, (iii) changes in Law, (iv) changes in GAAP, (v) the negotiation, execution, announcement, pendency or performance of this Agreement, the Transactions, the Carve-Out Transaction or the consummation of the Transactions contemplated by this Agreement or the actions contemplated by Section 7.13, including any disruption in or loss of supplier, distributor, partner, customer or similar relationships or any loss of employees resulting therefrom (provided, that the exceptions in this clause (v) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the negotiation, execution, announcement, pendency or the performance of this Agreement or the Transactions), (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vii) earthquakes, hurricanes, floods, or other natural disasters, (viii) any change in the market price or trading volume of the Company’s stock (it being understood that the facts giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is or is reasonably likely to be a Company Material Adverse Effect), (ix) the failure of the Company to meet internal or analysts’ estimates, guidance, projections or forecasts of the results of operations of the Company (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there is or is reasonably likely to be a Company Material Adverse Effect), or (x) any adverse effect arising directly from any action specifically required to be taken by the Company by the terms of this Agreement; except, in the case of the foregoing clauses (i), (ii), (iii), (iv), (vi) and (vii), to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries in which the Company and its Subsidiaries operate, or (b) would, or would reasonably be expected to, prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions.

“Company Option” shall have the meaning set forth in Section 1.8(a).

“Company Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, together with all amendments thereto.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Property” shall have the meaning set forth in Section 3.12(a).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.13(b).

“Company Related Parties” shall have the meaning set forth in Section 9.2(d).

“Company Restricted Share Award” shall have the meaning set forth in Section 1.8(b).

“Company Restricted Share Unit” shall have the meaning set forth in Section 1.8(c).

“Company SAR” shall have the meaning set forth in Section 1.8(d).

“Company SEC Reports” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plans” shall mean the Company’s 1999 Stock Incentive Plan, the 2004 Long-Term Incentive Plan, 2008 Long-Term Performance Incentive Plan, as amended, the 2010 Special Stock Incentive Plan and any other plan, program, agreement or arrangement under which outstanding Company Options, Company Restricted Share Awards, Company Restricted Share Units or Company SARs were granted.

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.8(d).

“Company Termination Fee” shall have the meaning set forth in Section 9.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2.

“Continuing Employees” shall have the meaning set forth in Section 7.8(a).

“Credit Agreement” shall collectively mean (i) the Credit Agreement, dated as of December 13, 2012, among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and L/C issuer, and the other parties thereto and (ii) the First Increase Joinder to Credit Agreement, dated as of September 8, 2014, by and among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and L/C issuer, and the other parties thereto, in each case, as amended from time to time.

“Debt Commitment Letter” shall have the meaning set forth in Section 4.8.

“Debt Financing” shall have the meaning set forth in Section 4.8.

“Debt Financing Letters” shall mean the Debt Commitment Letter and the Fee Letter.

“DGCL” shall have the meaning set forth in the Recitals hereto.

“Disclosure Schedules” shall mean the Parent Disclosure Schedule and the Company Disclosure Schedule, collectively.

“Dissenting Shares” shall have the meaning set forth in Section 1.7(d).

“Dissenting Stockholder” shall have the meaning set forth in Section 1.7(d).

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environmental Laws” shall have the meaning set forth in Section 3.21.

“Equity Commitment Letter” shall have the meaning set forth in Section 4.8.

“Equity Financing” shall have the meaning set forth in Section 4.8.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall have the meaning set forth in Section 1.8(e)(i).

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Export Control Laws” shall have the meaning set forth in Section 3.28(a).

“FCPA” shall have the meaning set forth in Section 3.26(a).

“Fee Letter” shall have the meaning set forth in Section 4.8.

“Financing” shall have the meaning set forth in Section 4.8; provided that, after the date of this Agreement, in the event that Parent obtains Alternative Financing in accordance with Section 7.9(b)(ii), the term “Financing” shall mean the Alternative Financing.

“Financing Sources” shall have the meaning set forth in Section 4.8.

“Financing Source Related Parties” shall mean the Financing Sources, their Affiliates and their respective directors, officers, employees, agents, advisors, other representatives and successors and permitted assigns of each of the foregoing.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Governmental Official” shall have the meaning set forth in Section 3.26(b).

“Governmental Programs” shall mean Titles XVIII and XIX of the Social Security Act (the Medicare and Medicaid Programs), the TriCare/CHAMPUS Program, and such other similar federal, state or local reimbursement or governmental programs.

“Guarantor” shall have the meaning set forth in the Recital hereto.

“Hazardous Materials” means any substance or material presently listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or terms of similar meaning under any Environmental Law.

“Health Care Laws” shall mean any law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §1320a-7, 7a and 7b; (b) 42 U.S.C. §1395nn; (c) 31 U.S.C. §§ 3729-3733; (d) 42 U.S.C. §§1320d through 1320d-8 and 42 C.F.R. §§160, 162 and 164, which is commonly referred to as the Health Insurance Portability and Accountability Act of 1996; (e) 18 U.S.C. section 1347; (f) 45 C.F.R § 1001.952(j); and (g) any related federal, state or local statutes, rules, regulations or Governmental Programs requirements.

“HSR Act” shall have the meaning set forth in Section 3.4.

“Indemnified Person” shall have the meaning set forth in Section 6.2(a)(i).

“Indemnifying Parties” shall have the meaning set forth in Section 6.2(d).

“Indenture” shall mean the Indenture, dated as of November 16, 2010, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Intellectual Property” shall mean all of the following, whether registered or unregistered, including any and all applications to register: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) Patents, inventions (whether or not patentable), and know-how; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable works, including all rights in computer software, database rights, documentation and manuals, and applications or registrations in any jurisdiction for the foregoing; and (v) domain names and social media account identifiers and registrations pertaining thereto and all intellectual property used in connection with or contained in web sites.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge (after due inquiry) of the executive officers of the Company, including those listed on Schedule 10.13(i), or (ii) with respect to Parent, the actual knowledge (after due inquiry) of the executive officers of Parent.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award or agency requirement of any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, adverse ownership claim, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“Limited Guarantee” shall have the meaning set forth in the Recital hereto.

“Marketing Period” means the first period of sixteen (16) consecutive Business Days commencing after the date hereof and throughout which Parent shall have the Required Information (for the avoidance of doubt, if at any time during the sixteen (16) consecutive Business Days, the information provided at the commencement of such period ceases to be Required Information, then the Marketing Period shall be deemed not to have commenced until information is provided that constitutes Required Information); provided, however, that (1) such sixteen (16) consecutive Business Day period shall not begin prior to the later of (x) the date which is five (5) Business Days following the date on which the Proxy Statement is first mailed to stockholders of the Company and (y) January 4, 2016, and (2) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such sixteen (16) consecutive Business Day period, (A) the Company’s accountants shall have withdrawn its audit opinion with respect to any year end audited financial statements of the Company and its Subsidiaries set forth in the Required Information in which case the Marketing Period shall be deemed not to commence at the earliest unless and until the Company’s accountants or another nationally recognized independent accounting firm reasonably acceptable to Parent has issued an unqualified audit opinion with respect to such financial statements or (B) any of the financial statements of the Company and its Subsidiaries included in the Required Information shall have been restated or the Company shall have determined or publicly announced that a restatement of any financial statements of the Company and its Subsidiaries included in the Required Information is required, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the Required Information has subsequently been amended and delivered to Parent or the Company has determined in writing or publicly announced, as applicable, that no such restatement shall be required. If at any time the Company shall in good faith believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement in the foregoing clause (i) to deliver the Required Information will be deemed to have been satisfied as of the date of such delivery of such Required Information as has been identified in such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Information the Company has not delivered).

“Material Contract” shall have the meaning set forth in Section 3.17(a).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.7(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“New Plans” shall have the meaning set forth in Section 7.8(c).

“Non-Management Employees” shall have the meaning set forth in Section 5.1(a)(vi).

“OFAC” shall have the meaning set forth in Section 3.27(a).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent and Merger Sub on the date hereof.

“Parent Expenses” shall have the meaning set forth in Section 9.3.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, would or would reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy its obligations under this Agreement, including the satisfaction of the conditions precedent to the Merger, obtaining the Financing and consummating the Merger and the other Transactions.

“Parent Organizational Documents” shall mean the certificate of formation and limited liability company agreement of Parent, together with all amendments thereto.

“Parent Related Parties” shall have the meaning set forth in Section 9.2(d).

“Parent Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Patents” shall mean all patent and patent applications in any jurisdiction, and all re-issues, continuations, divisionals, reexaminations, renewals, provisionals and continuations-in-part or extensions of any of the foregoing.

“Payoff Amount” shall have the meaning set forth in Section 7.10(a).

“Payoff Letter” shall have the meaning set forth in Section 7.10(a).

“Performance SAR” shall have the meaning set forth in Section 1.8(d).

“Performance Share” shall have the meaning set forth in Section 1.8(b).

“Performance Unit” shall have the meaning set forth in Section 1.8(c).

“Permitted Liens” shall mean (a) liens for utilities or Taxes not yet due and payable or being contested in good faith and by appropriate proceedings and, in each case, for which appropriate reserves have been included on the financial statements of the applicable Person in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessors’, landlords’ and other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person in accordance with GAAP, (c) liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants, non-exclusive licenses and similar Liens or impediments against any assets, rights or properties of an entity that individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property as currently conducted to which they apply, (e) minor irregularities and defects of title that individually or in the aggregate do not materially interfere with an entity’s business or the operation of the property as currently conducted to which they apply, (f) matters that would be disclosed by an inspection, current title policies, title commitments and/or accurate surveys of each property, as applicable, that individually or in the aggregate do not materially interfere with the occupancy, operation or use of the applicable property as currently occupied, operated or used in the conduct to business of the Company as currently conducted, (g) Liens granted in respect of any debt or securing any obligations with respect thereto and other Liens in each case as set forth on Schedule 10.13(g), (h) Liens arising out of pledges or deposits under worker’s compensation Law, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (i) Liens and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (j) Liens and deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (k) Liens arising from protective filings, (l) Liens in favor of a banking institution arising as a matter of applicable Law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and that are within the general parameters customary in the banking industry, (m) Liens in favor of the Company or Parent, as the case may be, or any of their respective Subsidiaries, (n) Liens constituting any interest of title of a lessor, a licensor or either’s creditors in the property subject to any lease (other than a capital lease) for amounts not yet due, (o) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods incurred in the ordinary course of business, (p) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and products and proceeds thereof incurred in the ordinary course of business, (q) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangement for the sale of goods entered into in the ordinary course of business, (r) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Company Property that are not violated by the current use and operation of the Company Property, and (s) title to any portion of the premises lying within the right of way or boundary of any public road or private road that, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Company Property.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).

“Proceeding” shall have the meaning set forth in Section 6.2(a)(ii).

“Proxy Statement” shall have the meaning set forth in Section 3.8(d).

“Qualifying Transaction” shall have the meaning set forth in Section 9.2(a)(i).

“RCM Business” shall have the meaning set forth in the definition of “Carve-Out Business”.

“RCM Spinoff” shall have the meaning set forth in the definition of “Carve-Out Financials”.

“Remedial Action” shall have the meaning set forth in Section 7.3(b).

“Representatives” shall have the meaning set forth in Section 7.4(a).

“Required Information” shall mean (a) the audited consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports for the fiscal years ended December 31, 2013 and December 31, 2014 and (b) the unaudited interim consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) subsequent to December 31, 2014 and ended at least 45 days prior to the Closing Date (in the case of this clause (b), without footnote disclosure).

“Required Company Vote” shall have the meaning set forth in Section 3.25.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.8(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Service Provider” shall mean any current or former director, officer, employee, or individual independent contractor of the Company or any of its Subsidiaries.

“Significant Subsidiary” shall mean a “significant subsidiary” within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Solvent” shall have the meaning set forth in Section 4.9.

“Subsidiary” when used with respect to any Person shall mean (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Superior Proposal” shall have the meaning set forth in Section 7.4(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing, supplied or required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, charges, fees, levies or other assessments, including income, gross income, gross receipts, profits, capital gains, capital stock, production, excise, sales, use, transfer, ad valorem, value added, goods and services, profits, license, capital stock, franchise, severance, occupation, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, environmental, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes, customs, duties, governmental fees or like assessments or charges of any kind whatsoever, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Transactions” shall mean the transactions contemplated by this Agreement, including the Merger but excluding (x) the Carve-Out Transaction, (y) any other transaction to which the Carve-Out Buyer or any of its Affiliates is a party or a third-party beneficiary and (z) any action contemplated by Section 7.13.

“Trigger Date” shall have the meaning set forth in Section 1.7(a).

“the other party” shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

“WARN Act” shall have the meaning set forth in Section 3.18(e).

“WARN List” shall have the meaning set forth in Section 7.11.

“Wholly Owned Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MAGNITUDE PARENT HOLDINGS, LLC

By	/s/ Jeremy Gelber
	Name:	Jeremy Gelber
	Title:	President

MAGNITUDE ACQUISITION CORP.

By:	/s/ Jeremy Gelber
	Name:	Jeremy Gelber
	Title:	President

[Signature Page to Merger Agreement]

MEDASSETS, INC.

By:	/s/ Anthony Colaluca, Jr.
	Name:	Anthony Colaluca, Jr.
Title: Executive Vice President, Chief Financial Officer

[Signature Page to Merger Agreement]

EXHIBIT A

AMENDMENT TO THE BYLAWS OF MEDASSETS, INC.

(As amended effective             , 2015)

A new Section 9 is hereby appended to Article VIII of the Bylaws of MedAssets, Inc., a Delaware corporation, as follows:

Section 9. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws (in each case, as may be amended from time to time); (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any other internal corporate claim as defined in Section 115 of the DGCL or any successor provision, shall be in the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, subject to the court’s having personal jurisdiction over the indispensable parties named therein. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9. If any action the subject matter of which is within the scope of this Section 9 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.